UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
of 1934 (Amendment No. )
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[ ]    Soliciting Material Pursuant to §240.14a-12

ASSOCIATED BANC-CORP
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
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2023 Proxy Statement
Notice of Annual Meeting of Shareholders
To Be Held on April 25, 2023

March 10, 2023
To Our Shareholders:
You are cordially invited to attend the Annual Meeting of Shareholders of Associated Banc-Corp scheduled for 11:00 a.m. (CDT) on Tuesday, April 25, 2023, which will be conducted solely online via a live webcast. You will be able to attend the Annual Meeting of Shareholders of Associated Banc-Corp online, vote your shares electronically, and submit questions prior to and during the meeting by visiting www.virtualshareholdermeeting.com/ASB2023.
On or about March 10, 2023, we began mailing a Notice of Internet Availability of Proxy Materials (Notice) to our shareholders informing them that our Proxy Statement, the 2022 Summary Annual Report to Shareholders and our 2022 Form 10‑K, along with voting instructions, are available online. As more fully described in the Notice, shareholders may choose to access our proxy materials on the Internet or may request paper copies. This allows us to conserve natural resources and reduces the cost of printing and distributing the proxy materials, while providing our shareholders with access to the proxy materials in a fast, easily accessible and efficient manner.
The matters expected to be acted upon at the meeting are described in detail in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.
We appreciate your interest in Associated Banc-Corp and hope you will be able to join us at the Annual Meeting.
Sincerely,
John (Jay) B. Williams
Chairman of the Board
Andrew J. Harmening
President and CEO

433 Main Street
Green Bay, Wisconsin 54301
________________________
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Tuesday, April 25, 2023
Virtual Meeting at 11:00 a.m. (CDT)
www.virtualshareholdermeeting.com/ASB2023
Items of Business:
1.The election of 10 individuals recommended by the Board of Directors to serve as directors.
2.Advisory approval of Associated Banc-Corp’s named executive officer compensation.
3.The ratification of the selection of KPMG LLP as the independent registered public accounting firm for Associated Banc- Corp for the year ending December 31, 2023.
4.Such other business as may properly come before the meeting and all adjournments thereof.
Who May Vote:
You may vote if you were a shareholder of record on March 1, 2023.
How to Attend the Annual Meeting of Shareholders:
The Annual Meeting of Shareholders will be a completely virtual meeting, with no physical location. To be admitted to the Annual Meeting of Shareholders at www.virtualshareholdermeeting.com/ASB2023, you must enter the control number on your proxy card, voting instruction form or Notice of Internet Availability you previously received. Regardless of whether you plan to attend the Annual Meeting of Shareholders, we encourage you to vote and submit your proxy in advance of the meeting by one of the methods described below. You also may vote online during the Annual Meeting of Shareholders by following the instructions provided on the meeting website during the meeting. For more information, please see page 3 of the accompanying Proxy Statement.
YOUR VOTE IS IMPORTANT.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 25, 2023:
Associated Banc-Corp’s Proxy Statement, 2022 Summary Annual Report to Shareholders and 2022 Form 10-K are available online at http://materials.proxyvote.com/045487.
YOU ARE ENCOURAGED TO USE ONE OF THE FOLLOWING METHODS TO VOTE IN ADVANCE OF THE ANNUAL MEETING OF SHAREHOLDERS, NO LATER THAN 11:59 P.M. ET ON APRIL 24, 2023:
BY INTERNET - www.proxyvote.com.
BY TELEPHONE AT 1-800-690-6903.

IF YOU DO NOT VOTE BY INTERNET OR TELEPHONE, YOU ARE URGED TO SIGN, DATE, AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND TO HELP ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, THE PROMPT RETURN OF YOUR SIGNED PROXY OR YOUR PROMPT VOTE BY INTERNET OR TELEPHONE WILL AID ASSOCIATED BANC-CORP BY REDUCING THE EXPENSE OF ADDITIONAL PROXY SOLICITATION. THE GIVING OF YOUR PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IF YOU ATTEND THE MEETING VIRTUALLY.

Randall J. Erickson
Executive Vice President,
General Counsel &
Corporate Secretary

Green Bay, Wisconsin
March 10, 2023

PROXY STATEMENT
GENERAL INFORMATION

PURPOSE
This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Associated Banc-Corp (“Associated”) to be voted at the Annual Meeting of Shareholders at 11:00 a.m. (CDT) on Tuesday, April 25, 2023, (the “Annual Meeting”), which will be held virtually at www.virtualshareholdermeeting.com/ASB2023, and at any and all adjournments of the Annual Meeting.
The cost of solicitation of proxies will be borne by Associated. In addition to solicitation by mail, some of Associated’s directors, officers, and colleagues may, without extra compensation, solicit proxies by telephone or personal interview. Associated has retained Innisfree M&A Incorporated to solicit proxies for the Annual Meeting from brokers, bank nominees and other institutional holders. Associated has agreed to pay Innisfree M&A Incorporated $25,000 for proxy solicitation services. Arrangements will be made with brokerage houses, custodians, nominees, and other fiduciaries to send proxy materials to their principals, and they will be reimbursed by Associated for postage and clerical expenses.

INTERNET AVAILABILITY OF PROXY MATERIALS
Securities and Exchange Commission (“SEC”) rules allow us to make our Proxy Statement and other annual meeting materials available to you on the Internet. On or about March 10, 2023, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders advising them that this Proxy Statement, the 2022 Summary Annual Report to Shareholders and our Annual Report on Form 10-K for the year ended December 31, 2022 (the “2022 Form 10-K”), along with voting instructions, may be accessed over the Internet at http://materials.proxyvote.com/045487. You may then access these materials and vote your shares over the Internet, or request that a printed copy of the proxy materials be sent to you. If you want to receive a paper or e-mail copy of these materials, you must make the request over the Internet at www.proxyvote.com, by calling toll free 1-800-579-1639, or by sending an e-mail to sendmaterial@proxyvote.com. There is no charge to you for requesting a paper or e-mail copy from sendmaterial@proxyvote.com. If you would like to receive a paper or e-mail copy of the proxy materials, please make your request on or before April 11, 2023, in order to facilitate timely delivery. If you previously elected to receive our proxy materials electronically, these materials will continue to be sent via e-mail unless you change your election.

WHO CAN VOTE
The Board has fixed the close of business on March 1, 2023, as the record date (the “Record Date”) for the determination of shareholders entitled to receive notice of, and to vote at, the Annual Meeting. Each share of Associated’s common stock, par value $0.01 (the “Common Stock”), is entitled to one vote on each matter to be voted on at the Annual Meeting. No other class of securities will be entitled to vote at the Annual Meeting.

QUORUM AND SHARES OUTSTANDING
The presence, in person or by proxy, of the majority of the outstanding shares entitled to vote at the Annual Meeting is required to constitute a quorum for the transaction of business at the Annual Meeting. The securities of Associated entitled to be voted at the meeting consist of shares of its Common Stock, of which 150,868,335 shares were issued and outstanding at the close of business on the Record Date.

REQUIRED VOTES
The number of affirmative votes required to approve each of the proposals to be considered at the Annual Meeting is as follows:
Proposal 1 - Election of Directors
The 10 nominees who receive the largest number of affirmative votes cast at the Annual Meeting will be elected as directors. Under Associated’s Corporate Governance Guidelines, any nominee in an uncontested election who receives a greater number of votes “withheld” from than votes “FOR” his or her election is required to tender his or her resignation following certification of the shareholder vote. The Corporate Governance and Social Responsibility
Committee is required to make a recommendation to the Board with respect to any such letter of resignation, and the Board is required to take action with respect to this recommendation and to disclose its decision and decision-making process.
Other Proposals
The affirmative vote of a majority of the votes cast is required to approve each of the other proposals.

ABSTENTIONS AND BROKER NON-VOTES
Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter but will be considered as present and entitled to vote for purposes of determining the presence of a quorum for the meeting.

HOW YOU CAN VOTE
Shareholders are urged to vote as promptly as possible by Internet or telephone, or by signing, dating, and returning the proxy card in the envelope provided. If no specification is made, the shares will be voted “FOR” the election of the Board’s nominees for director, “FOR” the advisory approval of Associated’s named executive officer (“NEO”) compensation and “FOR” the ratification of the selection of KPMG LLP as Associated’s independent registered public accounting firm for 2023.
VOTE BY INTERNET - www.proxyvote.com. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 24, 2023. Have your Notice or proxy card, if you have requested paper copies of the proxy materials, in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. You will be required to enter the unique control number imprinted on your Notice or proxy card in order to vote online. The Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to provide their voting instructions, and to confirm that shareholders’ instructions have been recorded properly. You should be aware that there might be costs associated with your electronic access, such as usage charges from Internet access providers and telephone companies. If you vote by Internet, please do not mail your proxy card.
VOTE BY TELEPHONE - 1-800-690-6903. Use any touch-tone telephone to transmit your voting instructions no later than 11:59 p.m. Eastern Time on April 24, 2023. Have your Notice or proxy card, if you have requested paper copies of the proxy materials, in hand when you call and then follow the instructions. If you vote by telephone, please do not mail your proxy card.
AT THE VIRTUAL ANNUAL MEETING - You also may vote online during the Annual Meeting by following the instructions provided on the meeting website during the Annual Meeting. For additional information, see the section below entitled “Virtual Meeting Information.”

REVOCATION OF PROXY
Proxies may be revoked at any time prior to the time they are exercised by filing with the Corporate Secretary of Associated a written revocation or a duly executed proxy bearing a later date, or by voting at the Annual Meeting via the meeting platform. Proxies may not be revoked by telephone, and may not be revoked via the Internet prior to the Annual Meeting.
The Corporate Secretary of Associated is Randall J. Erickson, 433 Main Street, Green Bay, Wisconsin 54301.

VIRTUAL MEETING INFORMATION
Associated has determined to hold a completely virtual meeting to leverage technology to provide expanded access, improved communication and cost savings for our shareholders and for Associated.
There will not be a physical location for the Annual Meeting.
To participate in the Annual Meeting, please visit www.virtualshareholdermeeting.com/ASB2023 and enter the 16-digit control number included on your proxy card, or on the instructions that accompanied your proxy materials. You may begin to log into the meeting platform beginning at 10:45 a.m. CDT on the meeting date. The Annual Meeting will begin promptly at 11:00 a.m. CDT.
Please allow yourself sufficient time to log into the Annual Meeting and to ensure you can hear the streaming audio before the meeting starts.
You will be able to submit questions during the Annual Meeting by following the instructions provided on the meeting website. We will answer questions relevant to meeting matters that comply with the meeting rules of conduct during the Annual Meeting. You will also be able to examine our shareholder list during the Annual Meeting by following the instructions provided on the meeting website.
If you encounter any technical difficulties with the virtual meeting website on the meeting day, please call the technical support number that will be posted on the virtual meeting log-in page.

PROPOSAL 1:
ELECTION OF DIRECTORS
Each director elected at the Annual Meeting will serve for a one-year term expiring at the 2024 Annual Meeting and until his or her successor is duly elected and qualified. The term of each current director listed under “Nominees for Election to Our Board” expires at the Annual Meeting.
Unless otherwise directed, all proxies will be voted “FOR” the election of each of the individuals nominated to serve as directors. The biographical information below for each nominee includes the specific experience, qualifications, attributes or skills that led to the Corporate Governance and Social Responsibility Committee’s conclusion that such nominee should serve as a director. The 10 nominees receiving the largest number of affirmative votes cast at the Annual Meeting will be elected as directors. Under Associated’s Corporate Governance Guidelines, any nominee in an uncontested election who receives a greater number of votes “withheld” from than votes “FOR” his or her election is required to tender his or her resignation following certification of the shareholder vote. The Corporate Governance and Social Responsibility Committee is required to make a recommendation to the Board with respect to any such letter of resignation, and the Board is required to take action with respect to this recommendation and to disclose its decision and decision-making process.
Each nominee has consented to serve as a director, if elected, and as of the date of this Proxy Statement, Associated has no reason to believe that any of the nominees will be unable to serve.
Other than as noted, the information presented below is as of March 1, 2023.

NOMINEES FOR ELECTION TO OUR BOARD

R. Jay Gerken
Director since 2014 Age: 71
Mr. Gerken is a director of 17 mutual funds with approximately $30 billion in assets associated with Sanford C. Bernstein Fund, Inc., the Bernstein Fund, Inc. and the AB Multi-Manager Alternative Fund, which are mutual fund complexes. Mr. Gerken served as the President and Chief Executive Officer of Legg Mason Partners Fund Advisor, LLC from 2005 until June 2013. During that period, he was also the President and a director of the Legg Mason and Western Asset mutual funds complexes with combined assets in excess of $100 billion. Previously, Mr. Gerken served in a similar capacity at Citigroup Asset Management Mutual Funds from 2002 to 2005.
Mr. Gerken’s qualifications to serve as a director of Associated, member of the Audit Committee and of the Enterprise Risk Committee include his extensive investment and financial experience, as well as his executive leadership roles at several large mutual funds. Mr. Gerken is certified as a National Association of Corporate Directors (“NACD”) Board Leadership Fellow. As a Chartered Financial Analyst with experience as a portfolio manager and in overseeing the preparation of financial statements, Mr. Gerken also meets the requirements of an audit committee financial expert.

Judith P. Greffin
Director since 2017 Age: 62
Ms. Greffin served as Executive Vice President and Chief Investment Officer at the Allstate Corporation (NYSE: ALL), the nation’s largest publicly held personal lines insurer, from 2008-2016. Prior to this position, Ms. Greffin held several other key positions at Allstate from 1990-2008. Ms. Greffin currently serves on the board of Church Mutual Insurance Company and Trustmark Mutual Holding Company. In addition, she serves on the boards of the Northwestern Medical Group, where she chairs the investment committee, and serves as a member of the audit committee of Northwestern Memorial Healthcare, the Field Museum of Natural History, where she chairs the finance committee, and DePaul University, where she serves as the chair of the investment committee. She serves as chair of the board of Growing Community Media, a publisher of local community journalism. She is also a member of the Miami University Foundation board of trustees where she serves as the chair of the investment committee and the Economic Club of Chicago.

Ms. Greffin’s qualifications to serve as a director of Associated and member of the Enterprise Risk Committee and the Trust Committee include her extensive investment, strategy and risk mitigation background as well as her executive leadership experience at a large publicly traded company. Ms. Greffin is also a Chartered Financial Analyst.

Michael J. Haddad
Director since 2019 Age: 56
Mr. Haddad is the Chair of the Board of Directors of Schreiber Foods, Inc., an employee-owned, international dairy company headquartered in Green Bay, Wisconsin, since October 1, 2019. He served as President and Chief Executive Officer of Schreiber Foods, Inc. from 2009 to 2019, having served in a number of positions of increasing responsibility with the company since 1995. Mr. Haddad is also a member of the Board of Directors of Bellin Health Systems, the Board of Directors of the Green Bay Packers, Inc. and the Board of Directors of the Innovation Center for US Dairy and the Board of Directors of the John and Ingrid Meng Family Foundation.
Mr. Haddad’s qualifications to serve as a director of Associated and member of the Audit Committee and of the Trust Committee include his extensive experience as a CEO and board member of a large global food company with annual revenues over $5 billion, and his long-standing familiarity with the markets in which Associated is headquartered and serves. Mr. Haddad also meets the requirements of an audit committee financial expert.

Andrew J. Harmening
Director since 2021 Age: 53
Mr. Harmening joined Associated Banc-Corp as President and Chief Executive Officer in April 2021. Mr. Harmening has more than 25 years of industry experience. Prior to joining Associated, Mr. Harmening served as senior executive vice president, consumer and business banking director for Huntington Bank from 2017 to 2021. Mr. Harmening also held several key consumer, small business and commercial banking positions at Bank of The West from 2005 to 2017.

Mr. Harmening’s qualifications to serve as a director and Chair of the Corporate Development Committee include his extensive experience in the banking industry and his significant senior management experience at large financial institutions.

Robert A. Jeffe
Director since 2011 Age: 72
Mr. Jeffe is a Senior Operating Partner at BlackWatch, which provides strategic and financial advisory services to growth stage companies focused in the fintech and cleantech industries. Mr. Jeffe also serves as the vice chairman of the Supervisory Board of Directors and is the Chair of the Audit Committee of Sono Motors GmbH, which is a German company developing solar electric vehicles. He served as Chairman of OAG Analytics, Inc., a data analytics and machine learning company for the oil and gas industry, from December 2017 to January 2021. Mr. Jeffe served as Co-Chairman and Co-Founder of Hawkwood Energy, a private oil and gas company based in Denver and focused on onshore exploration and production in the U.S. from February 2012 until June 2017. Mr. Jeffe was Chairman of the Corporate Advisory Group of Deutsche Bank from November 2004 until February 2011. Previously, Mr. Jeffe served as Senior Vice President of Corporate Business Development for General Electric Company from December 2001 to November 2004, and as a member of GE Capital’s board of directors from January 2002 to June 2004. Mr. Jeffe has more than 34 years of investment banking experience and prior to working at Deutsche Bank, he was with Morgan Stanley, Credit Suisse and Smith Barney (now Citigroup) serving at all three firms as Managing Director, Head of the Global Energy and Natural Resources Group, and a member of the Investment Banking Management Committee and Global Leadership Group. At Morgan Stanley, Mr. Jeffe also was Co-Head of Global Corporate Finance.

Mr. Jeffe’s qualifications to serve as a director of Associated and chair of the Audit Committee and a member of the Corporate Development Committee and the Enterprise Risk Committee include his extensive investment banking and corporate finance experience, as well as his leadership roles at several large financial institutions and energy companies and his Board positions at these energy firms. Mr. Jeffe also meets the requirements of an audit committee financial expert.

Eileen A. Kamerick
Director since 2007 Age: 64	Ms. Kamerick is an adjunct professor at leading law schools and consults on corporate governance and financial strategy matters. Ms. Kamerick has served as Chief Financial Officer at several leading companies, Houlihan Lokey, Heidrick & Struggles International, Inc., Leo Burnett, and BP Amoco Americas. She also currently serves on the board of directors of Hochschild Mining, plc (LON:HOC), serves as an independent director for VALIC Company I, is an independent director of 18 closed-end mutual funds in the Legg Mason mutual fund complex, and serves as independent director for ACV Auctions (NASDAQ:ACVA). She will not stand for re-election to the Hochschild Mining, plc board in May 2023. She previously was a trustee for the 24 AIG and Anchor Trust Funds from January 2018 until December 2021. Ms. Kamerick has formal training in law, finance, and accounting.

Ms. Kamerick’s qualifications to serve as a director of Associated, Chair of the Corporate Governance and Social Responsibility Committee and member of the Compensation and Benefits Committee and the Corporate Development Committee include her executive level responsibilities for the financial operations of both public and private companies, her board positions on public companies, and her experience as a frequent law school lecturer on corporate governance and corporate finance. She is also a National Association of Corporate Directors Board Leadership Fellow. In addition, Ms. Kamerick has earned the National Association of Corporate Directors Directorship Certification. In addition, Ms. Kamerick has earned the CERT, Certificate in Cybersecurity Oversight. In 2022, Ms. Kamerick also attended the NACD Master Class, a course designed for experienced public company board and board committee leaders. In 2022, Ms. Kamerick was recognized as an NACD Directorship 100 honoree. Although Ms. Kamerick is not currently serving on Associated’s Audit Committee, she meets the requirements of an audit committee financial expert.

Gale E. Klappa
Director since 2016 Age: 72	Mr. Klappa is the Executive Chairman of WEC Energy Group (NYSE: WEC) of Milwaukee, Wisconsin, one of the nation’s premier energy companies. Mr. Klappa was Chairman and Chief Executive Officer of WEC from October 2017 until February 2019, and served as non-executive Chairman from May 2016 until October 2017. Mr. Klappa served as Chairman and Chief Executive Officer of WEC from June 2015 until May 2016. Mr. Klappa had served as Chairman and Chief Executive Officer of Wisconsin Energy and We Energies from May 2004 until June 2015. Previously, Mr. Klappa was Executive Vice President, Chief Financial Officer and Treasurer of Southern Company (NYSE: SO) in Atlanta, Georgia and also held the positions of Chief Strategic Officer, North American Group President of Southern Energy Inc., Senior Vice President of Marketing for Georgia Power Company, a subsidiary of Southern Company and President and Chief Executive Officer of South Western Electricity, Southern Company’s electric distribution utility in the United Kingdom. Mr. Klappa also serves as a director of Badger Meter Inc. (NYSE: BMI) and is co-chair of the Milwaukee 7, a regional economic development initiative. He is also an officer and member of the Executive Committee of the Metropolitan Milwaukee Association of Commerce and serves on the School of Business Advisory Council for the University of Wisconsin-Milwaukee. He will not stand for re-election to the Badger Meter Inc. board in April 2023. Mr. Klappa also served on the board of directors of Joy Global Inc. from 2006 until the company was acquired in 2017.

Mr. Klappa’s qualifications to serve as a director of Associated, chair of the Compensation and Benefits Committee, and member of the Corporate Governance and Social Responsibility Committee include his more than 40 years of management experience in large publicly traded companies, including over 25 years at a senior executive level, and his recognized leadership in the economic development of southeastern Wisconsin. Mr. Klappa also meets the requirements of an audit committee financial expert.

Cory L. Nettles
Director since 2013 Age: 53
Mr. Nettles is the Founder and Managing Director of Generation Growth Capital, Inc., a private equity fund. He was Of Counsel at Quarles & Brady LLP from 2007 to 2016. He previously served as Secretary for the Wisconsin Department of Commerce from 2002 to 2004. Mr. Nettles serves on the boards of Weyco Group, Inc. (NASDAQ: WEYS), Robert W. Baird’s Baird Funds, Inc. mutual fund complex, and several nonprofit organizations including the Medical College of Wisconsin, the Greater Milwaukee Foundation and the University of Wisconsin Foundation and Lawrence University. He previously served on the board of The Private Bank-Wisconsin.

Mr. Nettles’ qualifications to serve as a director of Associated, chair of the Enterprise Risk Committee and member of the Corporate Governance and Social Responsibility Committee and Corporate Development Committee include his strong business background and legal experience.

Karen T. van Lith
Director since 2004 Age: 63	Ms. van Lith is founder and CEO of APEL Worldwide, LLC, an eCommerce investor. Prior to 2019, Ms. van Lith provided leadership for technology companies requiring transformative change. She served as Chief Executive Officer and a director of MakeMusic, Inc., a publicly held technology solutions company and as President and Chief Executive Officer of Gelco Information Network, a privately held provider of transaction and information processing systems. Ms. van Lith’s board experience includes serving as a director of E.A. Sween, a privately held company doing business as Deli Express, from August 2012 to December 2019, a director of XRS Corporation, a publicly traded provider of fleet operations solutions to the transportation industry from 2010 until its sale to Omnitracs in 2014, and a director of CNS, a publicly traded consumer goods company, from 2003 until its 2006 sale to GlaxoSmithKline.

Ms. van Lith’s qualifications to serve as a director of Associated, Chair of the Trust Committee and a member of the Compensation and Benefits Committee include her education in finance and accounting along with her past and present directorship experience in both public and private companies. Ms. van Lith provides the board with a strong understanding of accounting and experience in financial roles of large publicly held companies. She was a CPA, has practiced with an international public accounting firm and has served in various executive capacities. She also meets the requirements of an audit committee financial expert.

John (Jay) B. Williams
Director since 2011 Age: 71	Mr. Williams is Chairman of the Board. He joined the Board of Directors in July 2011 following a 37-year career in banking. He is also past President and Chief Executive Officer of the Milwaukee Public Museum, Inc. Mr. Williams’ banking career included experience with retail, commercial, private client, operations and technology along with mergers and acquisitions. He is Chairman of the Board of Church Mutual Insurance Company, which insures over 100,000 religious institutions, on the board of the Medical College of Wisconsin and on the board of directors of Northwestern Mutual Wealth Management, a subsidiary of Northwestern Mutual.

Mr. Williams is a member of the Corporate Development Committee. Mr. Williams’ qualifications to serve as Chairman of Associated include his vast experience in the banking industry, as well as having earned NACD Director Certification, his status as a NACD Board Leadership Fellow and having earned a NACD Certificate in Cybersecurity Oversight. Although Mr. Williams is not currently serving on Associated’s Audit Committee, Mr. Williams also meets the requirements of an audit committee financial expert.

DIRECTOR QUALIFICATIONS
Directors are responsible for overseeing Associated’s business consistent with their fiduciary duty to shareholders. This significant responsibility requires highly skilled individuals with a variety of qualities, attributes and professional experience. The Board believes that there are certain general requirements for service on Associated’s Board of Directors that are applicable to all directors, and other skills and experience that should be represented on the Board as a whole but not necessarily by every director. The Board and the Corporate Governance and Social Responsibility Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and Associated’s current and future needs.
In its assessment of each nominee for director, including those recommended by shareholders, the Corporate Governance and Social Responsibility Committee considers the nominee’s judgment, integrity, experience, independence, understanding of Associated’s business or other related industries and such other factors that the Corporate Governance and Social Responsibility Committee determines are pertinent in light of the current needs of the Board. The Corporate Governance and Social Responsibility Committee also takes into account the ability of a director to devote the time and effort necessary to fulfill his or her responsibilities to Associated.
The Board and the Corporate Governance and Social Responsibility Committee require that each director be a person of high integrity with a proven record of success in his or her field. Each director must demonstrate innovative thinking, familiarity with and respect for corporate governance requirements and practices, an appreciation of diversity and a commitment to sustainability and to dealing responsibly with social issues. In addition to the qualifications required of all directors, the Board conducts interviews of potential director candidates to assess intangible qualities including the individual’s ability to ask difficult questions and, simultaneously, to work collegially.
The Board believes that the combination of qualifications, skills and experiences of each of the director nominees will contribute to an effective and well-functioning Board. The Board and the Corporate Governance and Social Responsibility Committee believe that, individually and as a whole Board, the directors possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to Associated’s management.

BOARD DIVERSITY
The Corporate Governance and Social Responsibility Committee considers attributes of diversity as outlined in the Corporate Governance and Social Responsibility Committee Charter when considering director nominees. While these attributes are considered on an ongoing basis, they are particularly considered in the recruitment and deliberation regarding prospective director nominees. The Corporate Governance and Social Responsibility Committee Charter outlines desired diversity characteristics for Board member experience and competencies. The Corporate Governance and Social Responsibility Committee believes that Associated’s best interests are served by maintaining a diverse and active Board membership with members who are willing, able and well-situated to provide insight into current business conditions, opportunities and risks. The “outside” perspectives of the Board members are key factors in contributing to our success. The Corporate Governance and Social Responsibility Committee has adopted the following diversity principles and characteristics for consideration in performing its director nomination duties:
•The number of directors should be maintained at 10 to 14 persons with the flexibility to expand, if required, to support acquisitions or mergers.
•Racial, ethnic, and gender diversity.
•Geographic diversity, as it relates to the markets Associated serves.
•Industry representation, including a mix and balance of manufacturing, service, public and private company experience.
•Multi-disciplinary expertise, including financial/ accounting expertise, sales/marketing expertise, mergers and acquisition expertise, regulatory, manufacturing, and production expertise, educational institutions, and public service expertise.
•Experience with technology, including cyber security, digital marketing and social media.
•A majority of the members of the Board will be “independent” directors as defined by applicable law, including the rules and regulations of the SEC and the rules of the NYSE.
The Corporate Governance and Social Responsibility Committee periodically assesses the effectiveness of these diversity principles. In light of the current Board’s representation of diverse industry, background, communities within Associated’s markets, professional expertise and racial and gender diversity, the Corporate Governance and Social Responsibility Committee believes that Associated has effectively implemented these principles.

DIRECTOR SKILLS AND EXPERIENCE MATRIX
The following matrix provides information about Associated’s director nominees, including certain types of knowledge, skills, experience and other attributes possessed by one or more of them which the Board believes are relevant to Associated’s business and industry. The matrix does not capture all of the knowledge, skills, experiences or attributes possessed by the director nominees, and the Board believes that each director nominee has the ability to contribute to the decision-making process in every area listed.

RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board recommends that shareholders vote “FOR” the election of Mses. Greffin, Kamerick and van Lith and Messrs. Gerken, Haddad, Harmening, Jeffe, Klappa, Nettles and Williams to the Board of Directors.

AFFIRMATIVE DETERMINATIONS REGARDING DIRECTOR INDEPENDENCE
Associated’s Board has considered the independence of the nominees for election at the Annual Meeting and all individuals who served as directors during any portion of 2022, under the corporate governance rules of the NYSE. The Board has determined that all such directors are independent under the NYSE corporate governance rules, except for Mr. Harmening, President and Chief Executive Officer (“CEO”) of Associated. Mr. Harmening is not independent because he serves as an executive officer of Associated, and not because of any other transactions or relationships.

INFORMATION ABOUT THE BOARD OF DIRECTORS

BOARD COMMITTEES AND MEETING ATTENDANCE
The Board held five meetings during 2022. During 2022, each director who was a director for all of 2022 attended at least 75% of the Board meetings held, and at least 75% of the meetings of each committee of which he or she was a member.
The Board convened an executive session of its non-management directors at all of its regular board meetings held in 2022. Executive sessions of Associated’s non-management directors are presided over by the Chairman of the Board.
All of the directors serve on the Boards of two of Associated’s operating subsidiaries, Associated Bank, National Association and Associated Trust Company, National Association. The Board believes that a single governing body to advise and determine strategy for the organization provides the Board with a comprehensive picture of the level and trends in operational and compliance risk exposure for the entire organization and ensures comprehensive oversight of regulatory matters.
The Board has adopted Corporate Governance Guidelines, including a Code of Business Conduct and Ethics, which can be found on Associated’s website at
www.associatedbank.com, “Investor Relations,” “Governance Documents.” Associated will describe on its website any amendments to or waivers from our Code of Business Conduct and Ethics in accordance with all applicable laws and regulations.
It is Associated’s policy that all directors and nominees for election as directors at the Annual Meeting attend the Annual Meeting, except under extraordinary circumstances. All directors and nominees for director at the time of the 2022 Annual Meeting of Shareholders attended the meeting.
The Board has adopted written charters for all of its standing committees. The committee charters can be found on Associated’s website at www.associatedbank.com, “Investor Relations,” “Governance Documents.” The following summarizes the responsibilities of the various committees.
The following table lists the members of each of the standing committees as of February 15, 2023 and the number of meetings held by each committee during 2022.

Name	Audit	Compensation and Benefits	Corporate Development	Corporate Governance and Social Responsibility	Enterprise Risk	Trust
R. Jay Gerken(1)	√				√
Judith P. Greffin					√	√
Michael J. Haddad(1)	√					√
Andrew J. Harmening*			chair
Robert A. Jeffe(1)	chair		√		√
Eileen A. Kamerick(1)		√	√	chair
Gale E. Klappa(1)		chair		√
Cory L. Nettles			√	√	chair
Karen T. van Lith(1)		√				chair
John (Jay) B. Williams(1)(2)			√

Number of Meetings	11	6	0	5	10	4
* President and Chief Executive Officer of Associated
(1)    The Board has determined that this director qualifies as an audit committee financial expert.
(2)    As Chairman of the Board, Mr. Williams may attend meetings of any Board committee.

Audit Committee
The Audit Committee reviews the adequacy of internal accounting controls, reviews with Associated’s independent registered public accounting firm its audit plan and the results of the audit engagement, reviews the scope and results of procedures for internal auditing, reviews and approves the general nature of audit services by the independent registered public accounting firm, and reviews quarterly and annual financial statements issued by Associated. The Audit Committee has the sole authority to appoint or replace the independent registered public accounting firm, subject to ratification by the shareholders at the Annual Meeting. Both the internal auditors and the independent registered accounting firm meet periodically with the Audit Committee and have access to the Audit Committee at any time. In addition, the Audit Committee oversees management’s bank regulatory compliance. The Audit Committee is also responsible for overseeing certain aspects of Associated’s environmental, social and governance (known as “ESG”) program, including the ESG-related aspects of audit and audit risk oversight.
Compensation and Benefits Committee
The functions of the Compensation and Benefits Committee include, among other duties directed by the Board, administration and oversight of Associated’s executive compensation, employee benefit programs and director compensation. The Compensation and Benefits Committee sets the strategic direction of Associated’s executive compensation policies and programs, and oversees management’s execution of and compliance with that strategic direction. The Compensation and Benefits Committee determines the compensation of Associated’s CEO and, with input from the CEO, establishes the compensation of Associated’s other NEOs. The Compensation and Benefits Committee also has responsibility for ensuring that Associated’s incentive compensation programs do not encourage unnecessary and excessive risk taking that would threaten the value of Associated or the integrity of its financial reporting. As permitted under its charter, the Compensation and Benefits Committee engages an independent compensation consultant to advise it on the structure and amount of compensation of Associated’s executive officers and Board of Directors, which is described in detail under “Executive Compensation - Compensation Discussion and Analysis,” beginning on page 24. Compensation and Benefits Committee duties also include overseeing certain aspects of Associated’s ESG program, including reviewing and evaluating policies and programs, and taking action as necessary, with respect to human capital management, diversity, equity and inclusion, and workforce practices and policies.

Corporate Development Committee
The functions of the Corporate Development Committee include, among other duties directed by the Board, reviewing and recommending to the Board proposals for acquisition or expansion activities.
Corporate Governance and Social Responsibility Committee
The functions of the Corporate Governance and Social Responsibility Committee include corporate governance oversight, review and recommendation for Board approval of Board and committee charters. The Corporate Governance and Social Responsibility Committee also reviews the structure and composition of the Board, considers qualification requirements for continued Board service, and recruits new director candidates. The Corporate Governance and Social Responsibility Committee also advises the Board with respect to the Code of Business Conduct and Ethics. The Corporate Governance and Social Responsibility Committee is also responsible for overseeing aspects of Associated’s ESG program related to corporate governance, shareholder rights, board and committee structure, ESG framework, and ESG disclosures.
Enterprise Risk Committee
The functions of the Enterprise Risk Committee include oversight of the enterprise-wide risk management framework of Associated, including the strategies, policies and practices established by management to identify, assess, measure and manage significant risks. The Enterprise Risk Committee, through its oversight of the lending policy and risk assessment, is also responsible for reviewing and approving certain components of the ESG program, which may include risk assessment, lending policy, data privacy and security, fair lending, and community development and CRA-related programs, climate change and carbon emissions, natural resources, environmental risk management, environmental and social lending policies, charitable giving and consumer practices.
Trust Committee
The functions of the Trust Committee include the supervision of the trust and fiduciary activities of Associated Bank, National Association and Associated Trust Company, National Association to ensure the proper exercise of their trust/fiduciary powers.

SEPARATION OF BOARD CHAIRMAN AND CEO
Associated’s Amended and Restated Bylaws and Corporate Governance Guidelines require the separation of the positions of Chairman of the Board and CEO. Currently, Mr. Williams serves as Chairman of the Board and Mr. Harmening serves as CEO. Separating the roles allows Mr. Harmening to focus solely on his duties as the CEO. Separation of these roles also promotes risk management, enhances the independence of the Board from management and mitigates potential conflicts of interest between the Board and management.

DIRECTOR NOMINEE RECOMMENDATIONS
The Corporate Governance and Social Responsibility Committee will consider any nominee recommended by a shareholder as described in this section under the same criteria as any other potential nominee. The Corporate Governance and Social Responsibility Committee believes that a nominee recommended for a position on the Board must have an appropriate mix of experience, diverse perspectives, and skills. Qualifications for nomination as a director can be found in the Corporate Governance and Social Responsibility Committee Charter. At a minimum, the core competencies should include accounting or finance experience, market familiarity, business or management experience, industry knowledge, customer-base experience or perspective, crisis response, leadership, and/or strategic planning.
A shareholder who wishes to recommend a person or persons for consideration as a nominee for election to the Board must send a written notice by mail, c/o Corporate Secretary, Associated Banc-Corp, 433 Main Street, Green Bay, Wisconsin 54301, that sets forth (1) the name, age, address (business and residence) and principal occupation or employment (present and for the past five years) of each proposed nominee; (2) the number of shares of Associated beneficially owned (as defined by Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and any other ownership interest in the shares of Associated, whether economic or otherwise, including derivatives and hedges, by each proposed nominee; (3) any other information regarding such proposed nominee that would be required to be disclosed in a definitive proxy statement prepared in connection with an election of directors pursuant to Section 14(a) of the Exchange Act; and (4) the name and address (business and residential) of the shareholder making the recommendation; and (5) the number of shares of Associated beneficially owned (as defined by Section 13(d) of the Exchange Act) and any other ownership interest in the shares of Associated, whether economic or otherwise, including derivatives and hedges, by the shareholder making the recommendation. Associated may require any proposed nominee to furnish additional information as may be reasonably required to determine his or her qualifications to serve as a director of Associated.

COMMUNICATIONS BETWEEN SHAREHOLDERS, INTERESTED PARTIES AND THE BOARD
Associated’s Board provides a process for shareholders and other interested parties to send communications to the Board or any of the directors. Shareholders and other interested parties may send written communications to the Board or any of the individual directors by mail, c/o Corporate Secretary, Associated Banc-Corp, 433 Main Street, Green Bay, Wisconsin 54301. All communications will be compiled by Associated’s Corporate Secretary and submitted to the Board or the individual director, as applicable, on a regular basis unless such communications are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient(s). Examples of communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to Associated or Associated’s business, or communications that relate to improper or irrelevant topics.

COMPENSATION AND BENEFITS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
There are no Compensation and Benefits Committee interlocking relationships, as defined by the rules adopted by the SEC, and no Associated officer or employee is a member of the Compensation and Benefits Committee.

STOCK OWNERSHIP

SECURITY OWNERSHIP OF BENEFICIAL OWNERS
The following table presents information regarding the beneficial ownership of Common Stock by each person who, to our knowledge, was the beneficial owner of 5% or more of our outstanding Common Stock on February 15, 2023.
The information below is from the most recent Schedule 13G and Schedule 13G/A filings reporting holdings.

Name and Address	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	20,180,320(3)	13.38%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	15,551,573(4)	10.31%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	10,842,604(5)	7.19%
FMR LLC 245 Summer Street Boston, MA 02210	8,982,818(6)	5.95%
State Street Corporation State Street Financial Center 1 Lincoln Street Boston, MA 02111	7,919,166(7)	5.25%
(1)    Shares are deemed to be “beneficially owned” by a person if such person, directly or indirectly, has or shares (a) the power to vote or to direct the voting of such shares, or (b) the power to dispose or direct the disposition of such shares. In addition, a person is deemed to beneficially own any shares of which such person has the right to acquire beneficial ownership within 60 days.
(2)    Based on 150,865,438 shares of common stock outstanding as of February 15, 2023.
(3)    Based on an amended Schedule 13G filed on January 26, 2023, BlackRock, Inc. and certain affiliated entities have sole voting power with respect to 19,595,643 shares and sole dispositive power with respect to 20,180,320 shares.
(4)    Based on an amended Schedule 13G filed on February 9, 2023, The Vanguard Group, Inc. has shared voting power with respect to 128,180 shares, sole dispositive power with respect to 15,274,649 shares and shared dispositive power with respect to 276,924 shares.
(5)    Based on an amended Schedule 13G filed on February 14, 2023, Dimensional Fund Advisors LP (“DFA”) has sole voting power with respect to 10,652,019 shares and sole dispositive power with respect to 10,842,604 shares. DFA is a registered investment adviser to four investment companies and serves as investment manager or sub-adviser to various other clients (collectively, the “Funds”). In these roles, DFA or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the issuer that are owned by the Funds, and may be deemed to be the beneficial owner of such shares. Dimensional disclaims beneficial ownership of such securities.
(6)    Based on a Schedule 13G filed on February 9, 2023, FMR LLC and certain subsidiaries have sole voting power with respect to 8,975,029 shares and sole dispositive power with respect to 8,982,818 shares.
(7)    Based on a Schedule 13G filed on February 1, 2023, State Street Corporation and certain subsidiaries have shared voting power with respect to 7,529,527 shares and shared dispositive power with respect to 7,919,166 shares.

STOCK OWNERSHIP GUIDELINES FOR EXECUTIVE OFFICERS AND DIRECTORS
Associated’s Compensation and Benefits Committee believes that robust security ownership guidelines are an important means of ensuring that the interests of Associated’s executive officers and directors are fully aligned with long-term shareholder value.
Associated’s executive stock ownership guidelines, which apply to members of the Executive Leadership Team (which is composed of colleagues that directly report to the Chief Executive Officer) and other key executives identified by the CEO, include:
•A requirement to hold 50% of vested shares of restricted stock granted for a period of three years after the vesting date of the stock;
•Additional required holdings calculated as a multiple of the executive officer’s annual base salary - six times for the CEO, three times for each of the named executive officers, two times for all other executive leadership team members, and one times for the EVP, Chief Audit Executive, subject to the guidelines. For purposes of the guidelines, shares held by an executive officer include shares held directly, held in the Executives’ and Directors’ Deferred Compensation Plans, granted through annual equity awards, held in the 401(k) plan, shares represented by time-based RSUs, and shares purchased outright. Shares subject to stock options and preferred shares are excluded; and
•A requirement to reach these ownership goals within five years from the date on which they first were appointed an executive.
Associated’s director stock ownership guidelines require each independent member of the Board to own shares of Common Stock with a value equal to five times the value of the annual cash retainer payable to a director. Directors are required to attain such stock ownership goal no later than five years from the date on which they first were appointed to the Board. Balances in the Directors’ Deferred Compensation Plan and restricted stock units (“RSUs”) count toward satisfying this requirement.
All Associated directors and NEOs are within the expected guidelines of the stock ownership requirements.
Under Associated’s Insider Trading Policy, employees, officers, and directors are prohibited from engaging in hedging transactions with respect to Associated Common Stock and from pledging Associated Common Stock as collateral for loans, with the exception, for directors only, of pledges already in place when the prohibition on pledging was adopted in 2012. All of the NEOs are in compliance with this policy. Where applicable, shares pledged as collateral will not be counted for purposes of compliance with the stock ownership guidelines.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT
Listed below is information as of February 15, 2023 concerning beneficial ownership of Common Stock, depositary shares and RSUs by each director, and each NEO, and by directors and executive officers as a group. The information is based in part on information received from the respective persons and in part from the records of Associated. The RSUs and depositary shares are nonvoting.

COMMON STOCK

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Shares Issuable Within 60 Days(2)	Percent of Class
Directors
Andrew J. Harmening	282,544	—	*
R. Jay Gerken	2,000	—	*
Judith P. Greffin	—	—	—
Michael J. Haddad	3,662	—	*
Robert A. Jeffe	—	—	—
Eileen A. Kamerick	4,957	—	*
Gale E. Klappa	—	—	—
Cory L. Nettles	—	—	—
Karen T. van Lith	15,008	—	*
John (Jay) B. Williams	21,907	—	*
Named Executive Officers
Derek S. Meyer	43,685	—	*
Christopher J. Del Moral-Niles(3)	84,324	—	*
John A. Utz	329,059	225,929	*
Randall J. Erickson	369,430	230,458	*
David L. Stein	313,097	182,792	*
All Directors and Executive Officers as a group (24 persons)	2,251,652	1,163,957	1.49%
*    Denotes percentage is less than 1%.
(1)    Beneficial ownership includes shares with voting and investment power in those persons whose names are listed above or by their spouses or trusts. Some shares may be owned in joint tenancy, by a spouse, or in the name of a trust or by minor children. Shares include shares issuable within 60 days of February 15, 2023 and vested and unvested service-based restricted stock.
(2)    Shares subject to options exercisable within 60 days of February 15, 2023.
(3)    Information is derived from Mr. Del Moral-Niles’ last Form 4 filed with the SEC on August 16, 2022, and from the Company’s most recent internal information.

RESTRICTED STOCK UNITS

Beneficial Owner	Number of RSUs
Directors
Andrew J. Harmening	458,091
R. Jay Gerken	36,638
Judith P. Greffin	16,867
Michael J. Haddad	5,499
Robert A. Jeffe	43,669
Eileen A. Kamerick	43,669
Gale E. Klappa	23,983
Cory L. Nettles	42,505
Karen T. van Lith	43,669
John (Jay) B. Williams	43,669
All Non-Employee Directors as a group	300,168

Beneficial Owner	Number of RSUs
Named Executive Officers
Derek S. Meyer	87,126
Christopher J. Del Moral-Niles(1)	—
John A. Utz	72,119
Randall J. Erickson	63,601
David L. Stein	65,088
All Executive Officers as a group (15 persons)	1,082,620
(1)Information is derived from Mr. Del Moral-Niles’ last Form 4 filed with the SEC on August 16, 2022, and from the Company’s most recent internal information.
Each RSU represents the contingent right to receive one share of Common Stock. For directors, the RSUs vest 100% on the fourth anniversary of the grant date. For executive officers, the RSUs are subject to vesting based on performance criteria set forth in the applicable RSU grant agreement.

DEPOSITARY SHARES OF PREFERRED STOCK
The following table provides information concerning beneficial ownership of depositary shares. Each depositary share represents a 1/40th ownership interest in a share of Associated’s 5.875% Non-Cumulative Perpetual Preferred Stock, Series E (the “Series E Preferred Stock”) or 5.625% Non-Cumulative Perpetual Preferred Stock, Series F (the “Series F Preferred Stock”), as indicated in the table. Each of the Series E Preferred Stock and the Series F Preferred Stock
has a liquidation preference of $1,000 per share (equivalent to $25 per depositary share). Holders of depositary shares are entitled to all proportional rights and preferences of the Series E Preferred Stock or the Series F Preferred Stock, as applicable (including dividend, voting, redemption and liquidation rights).

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
	Series E Preferred Stock	Series F Preferred Stock	Series E Preferred Stock	Series F Preferred Stock
Directors
Andrew J. Harmening	—	—	—	—
R. Jay Gerken	—	2,000	—	*
Judith P. Greffin	—	—	—	—
Michael J. Haddad	—	2,000	—	*
Robert A. Jeffe	—	—	—	—
Eileen A. Kamerick	—	—	—	—
Gale E. Klappa	2,000	2,000	*	*
Cory L. Nettles	—	—	—	—
Karen T. van Lith	—	—	—	—
John (Jay) B. Williams	—	—	—	—
Named Executive Officers
Derek S. Meyer	—	—	—	—
Christopher J. Del Moral-Niles(2)	—	—	—	—
John A. Utz	—	—	—	—
Randall J. Erickson	—	—	—	—
David L. Stein	4,000	—	*	—
All Directors and Executive Officers as a group (24 persons)	6,000	6,000	*	*
*    Denotes percentage is less than 1%.
(1)    Beneficial ownership includes shares with voting and investment power in those persons whose names are listed above or by their spouses or trusts. Some shares may be owned in joint tenancy, by a spouse, or in the name of a trust or by minor children.
(2)    Information is derived from Mr. Del Moral-Niles’ last Form 4 filed with the SEC on August 16, 2022, and from the Company’s most recent internal information.

OWNERSHIP IN DIRECTORS’ DEFERRED COMPENSATION PLAN
In addition to the beneficial ownership set forth in the Security Ownership of Directors and Management tables above, the non-employee directors have an account in the Directors’ Deferred Compensation Plan with the balances in phantom stock as of February 15, 2023 set forth below. The dollar balances in these accounts are expressed daily in units of Common Stock based on its daily closing price. These balances are included for purposes of the non-employee director holding requirements under the Director Stock Ownership Guidelines. The units are nonvoting. See “Director Compensation - Directors’ Deferred Compensation Plan” on page 52.

Beneficial Owner	Account Balance at February 15, 2023(1)	Equivalent Number of Shares of Common Stock
R. Jay Gerken	$615,164	25,441
Judith P. Greffin	615,164	25,441
Michael J. Haddad	801,011	33,127
Robert A. Jeffe	1,382,492	57,175
Eileen A. Kamerick	659,413	27,271
Gale E. Klappa	615,164	25,441
Cory L. Nettles	672,954	27,831
Karen T. van Lith	600,849	24,849
John (Jay) B. Williams	108,907	4,504
All Directors as a group	$6,071,118	251,080
(1)    Based on the closing price of $24.18 of the Common Stock as of February 15, 2023.

PROPOSAL 2:
ADVISORY APPROVAL OF ASSOCIATED BANC-CORP’S NAMED EXECUTIVE OFFICER COMPENSATION
Background
We recognize that executive compensation is an important matter for our shareholders, and in accordance with SEC rules, we are asking our shareholders to approve an advisory resolution on the compensation of our Named Executive Officers (NEOs). This advisory approval, commonly referred to as a “say-on-pay” proposal, is a non-binding approval on the compensation paid to our NEOs as set forth in the “Executive Compensation” section of this proxy statement, including the Compensation Discussion and Analysis, the accompanying executive compensation tables and corresponding narrative discussion and footnotes. It is not intended to address any specific item of executive compensation, but rather the overall executive compensation program for our NEOs and our executive compensation philosophy, policies and practices as described in this Proxy Statement. The non-binding resolution approving our executive compensation program was approved by approximately 95% of the shareholders present or represented by proxy at our 2022 Annual Meeting of Shareholders.
Our Pay Philosophy
Associated’s executive compensation program for our NEOs is designed to attract, retain, motivate and reward highly qualified and talented executives who will enable us to execute on our strategic priorities, perform better than our competitors and drive long-term shareholder value. The underlying core principles of our executive compensation program are to (i) align executive incentive compensation with long-term shareholder value creation, (ii) provide target executive compensation within competitive market levels, and (iii) reward performance, without incentivizing unnecessary or excessive risk, while maintaining an appropriate cost structure.
Best Practices
•A substantial portion of total executive compensation is variable and tied directly to Company performance.
•All long-term incentive compensation awards are in the form of Associated shares of stock.
•Equity awards are heavily weighted in the form of performance-based restricted stock units (75% of awards) and time-based restricted stock units (25% of awards) to align with shareholder value.
•We maintain stock ownership guidelines for each of our NEOs, which includes both a salary multiple and a post-vesting holding period.
•All incentive compensation awards are subject to a clawback policy.
•Our CEO and other executive officers do not have employment or severance agreements or arrangements, except as provided for in our change of control severance compensation plan, or COC Plan.
•We do not provide tax “gross-up” payments in connection with any excise tax or other tax liabilities for the NEOs (except in connection with relocation expenses).
•Our NEOs receive a limited number of perquisites.
•We have an independent Compensation and Benefits Committee.
•We utilize an independent external compensation consultant.
Proposed Resolution
Accordingly, as required under the Exchange Act, this proposal seeks a shareholder advisory vote on the approval of compensation of our NEOs as disclosed under Item 402 of Regulation S-K through the following resolution:
“Resolved, that the shareholders approve the compensation of Associated’s Named Executive Officers as disclosed pursuant to the compensation rules of the SEC in the Compensation Discussion and Analysis, the compensation tables and any related materials.”
Because this is an advisory vote, it will not be binding on the Board of Directors. However, the Compensation and Benefits Committee will consider the outcome of the vote when contemplating future executive compensation arrangements.

RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board recommends that shareholders vote “FOR” the advisory approval of Associated Banc-Corp’s NEO compensation, as disclosed pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and any related material). If a majority of the votes cast are voted “FOR” this Proposal 2, it will pass. Unless otherwise directed, all proxies will be voted “FOR” Proposal 2.

2022 ENVIRONMENTAL, SOCIAL & GOVERNANCE HIGHLIGHTS
Associated has a long history of making significant and varying investments in our communities. We enrich these investments in our communities through a focus on responsible and sustainable business practices that align with our business strategies, position us to be more efficient and resilient, improve the health, well-being and engagement of our colleagues, and help keep our communities and our environment vibrant and healthy.
The information below highlights outcomes of some of the many environmental, social and governance (ESG) initiatives in which Associated is engaged, through 2022. The Company’s Environmental, Social & Governance Report, available at investor.associatedbank.com, provides an expanded view of Associated’s ESG activities. The material in our Environmental, Social & Governance Report is for informational purposes only and is not included as part of, or incorporated by reference into, this proxy statement.

ECONOMIC AND SOCIAL IMPACT
•$649 million in investments and community development loans to provide additional resources to low- to moderate-income (“LMI”) and majority-minority communities	•23% of branches in LMI census tracts and 11% of branches in majority-minority communities
•$94 million in small business loans	•More than $770,000 raised for the United Way
•4,330 residential mortgages for approximately $820 million in loans to support LMI and minority homeownership	•Nearly 55,500 hours of recorded colleague volunteer time equal to $1.7 million in community service time[1]
•$3.1 million in grants to support Community Reinvestment Act (CRA) programming at various nonprofit organizations	•Satisfactory CRA Rating for the evaluation period of January 1, 2018, to December 31, 2020
(1) Community service time in dollars is calculated by using the Independent Sector national volunteer hour rate as of April 2022.

DIVERSITY, EQUITY & INCLUSION
Approximately 45% of colleagues participate in Colleague Resource Groups	86% of colleagues feel Associated values diversity and inclusion	HUMAN RIGHTS Adopted Human Rights Statement, focusing on providing a safe, diverse, equitable and inclusive environment for all stakeholders.

More than 99% of colleagues participate in Diversity, Equity & Inclusion training(2)

62% middle and executive management diversity(3)	40% board diversity(3)

(2) All active colleagues not on leave at year end. (3) Defined by gender, race or ethnicity.

LETTER TO SHAREHOLDERS
To Our Fellow Shareholders,

On behalf of Associated Banc-Corp’s Board of Directors, the Compensation and Benefits Committee is pleased to provide key highlights of the Company’s 2022 performance, demonstrate how our compensation program aligns to Company performance, and share how we continue to incorporate feedback from our shareholders.

2022: Focusing on Growth
Last year was the first full year under the leadership of our CEO, Andrew Harmening. Mr. Harmening spent considerable time in 2021 immersing himself in the Company’s culture and understanding perspectives of shareholders, customers and colleagues. The insights he gained during his listening tour helped define our key growth initiatives for 2022, which focused on enhancing relationships and increasing profitability. Colleagues responded favorably to Mr. Harmening’s leadership and his focus on growing Associated’s business through teamwork. This resulted in a very successful year, as evidenced by the following strong financial results (1):
•Total Period End Loans - $28.8 billion (+19% vs. December 31, 2021)
•Total Period End Deposits- $29.6 billion (+4% vs. December 31, 2021)
•Revenue Before LTCC - $1,240 million (+17% vs. 2021)
•Pre-Tax Pre-Provision Income - $493 million (+41% vs. 2021)
•Net Income Available to Common Equity - $355 million (+6% vs. 2021)
•Earnings per share of $2.34 (+7% vs. 2021)
(1) Based on net income available to common equity.

Fiscal 2022 Management Incentive Plan (MIP) Payouts
Our 2022 growth initiatives were considered in our decision to update the metrics under the MIP, and our strong financial results were reflected in the MIP payouts. The 2022 MIP metrics focus on year-over-year growth related to net income, revenue and operating leverage. Our fiscal 2022 MIP awards paid out at 167% of target, which was aligned with our Company’s performance. Specifically, 2022 MIP refinements and year-end results are as follows:
•Retained Net Income After Tax metric (weighted 40%) to demonstrate bottom line profitability
–$366 million (173% achievement as a percent of target)
•Added Revenue Before Long-Term Credit Charge metric (weighted 30%) to focus on the strategic growth initiatives
–$1,240 million (150% achievement as a percent of target)
•Replaced Efficiency Ratio with Operating Leverage (weighted 30%) to ensure financial improvement by growing revenue faster than expenses
–12% full year (175% achievement as a percent of target)

2022 Pay Program Refinements
Throughout the year, we meet with our compensation consultant to solicit input about our pay programs and receive feedback via our shareholder outreach program. Our goal is to ensure we align with current market best practices and continuously improve our pay programs to support our strategic priorities. In 2022, we made the following refinements:
•Made minor modifications to our peer group to ensure the comparison companies have a comparable business mix and median of total assets in alignment with those of the Company.
•Revised our Management Incentive Plan (MIP) metrics to align with our 2022 strategic vision and initiatives as outlined above.
•Revised our long-term incentive performance plan (LTIPP) metrics for the 2022-2024 performance period.
–Retained relative Total Shareholder Return (TSR) (weighted 50%) with a 100% of target maximum payout if absolute TSR is negative, regardless of relative performance versus peers, at the end of the three-year performance period
–Replaced relative three-year Return on Common Equity Tier 1 (ROCET1) with relative three-year Return on Average Tangible Common Equity (ROATCE) to measure profitability improvement (weighted 50%)

CFO Transition
To join Mr. Harmening as a new member of our leadership team, the Board appointed Derek S. Meyer as Executive Vice President, Chief Financial Officer effective August 1, 2022. Mr. Meyer brings 30 years’ experience in banking, including 21 years in finance and 12 years in retail and commercial roles. Mr. Meyer will be a valued addition to the leadership team supporting Associated’s growth strategy and ongoing value creation for our shareholders. We would like to thank our former CFO, Christopher J. Del Moral-Niles, for his dedication to Associated by ensuring a seamless and successful transition and we wish him the best in retirement. (See page 46 for details regarding Mr. Del Moral-Niles’ Retirement Agreement.)

*****************
This Committee and Associated’s leadership team are committed to gathering feedback from our shareholders through the say-on-pay vote and responding to that feedback as appropriate. We will continue to assess and refine our executive compensation program to ensure it incorporates shareholder feedback and aligns with shareholders’ interests. We look forward to an ongoing dialogue with our shareholders and encourage you to continue to reach out to us with questions or comments related to our pay programs. We appreciate your continued support of our say-on-pay proposal.

Sincerely,

The Compensation and Benefits Committee

Gale Klappa (Chair)
Eileen A. Kamerick
Karen T. van Lith

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

CD&A DIRECTORY

EXECUTIVE SUMMARY
Our executive compensation program is designed to be significantly performance-based and aligned with shareholder objectives. We maintain an executive compensation program that allows us to attract, retain, motivate and reward highly qualified and talented executives who will enable us to execute on our strategic priorities, out perform our competitors and drive long-term shareholder value.
This Compensation Discussion and Analysis (“CD&A”) provides information on our executive compensation program. It discusses key objectives, policies, elements and designs of our compensation program and the considerations and reasons driving the Compensation and Benefits Committee (referred to in this section as the “Committee”) for fiscal year 2022. While the principles and objectives of our executive compensation program extend to our entire Executive Leadership Team (“ELT”), this CD&A primarily covers the compensation provided to our Named Executive Officers (“NEOs”) identified in the table below.
This CD&A should be read in conjunction with the accompanying compensations tables, corresponding footnotes and narrative discussion as they provide information and context to the compensation and disclosures.

Named Executive Officer	Title
Andrew J. Harmening	President and Chief Executive Officer (“CEO”)
Derek S. Meyer (1)	Executive Vice President, Chief Financial Officer
Christopher J. Del Moral-Niles (2)	Executive Vice President, Chief Financial Officer, Retired
John A. Utz	Executive Vice President, Head of Corporate Banking and Milwaukee Market President
Randall J. Erickson	Executive Vice President, General Counsel & Corporate Secretary
David L. Stein	Executive Vice President, Head of Consumer & Business Banking and Madison Market President
(1) Mr. Meyer joined the Company on August 1, 2022, as our Chief Financial Officer.
(2) Mr. Del Moral-Niles retired as Chief Financial Officer effective August 1, 2022, and retired as an employee on September 1, 2022.

2022 Company Highlights
Extraordinary Financial Performance
This performance year was an exceptional one for the Company. Through collaborative efforts across every line of business, we successfully executed our people-led, digitally enabled strategy, and delivered the most profitable year in our Company’s 162-year history. We expanded our lending capabilities with the addition of commercial and consumer lending verticals, launched our new digital banking platform, and introduced our new mass affluent product and digital sales strategies, which heightens our ability to attract and increase quality consumer relationships. We are steadfast in our dedication to strong governance practices. Collectively we remain committed to our strategic goals of enhancing shareholder value and to being a source of strength for our customers, colleagues and communities. The table below highlights the results of our 2022 Management Incentive Plan (MIP) and other Company financials.

2022 Financial Highlights

Net Income After Tax (NIAT)	MIP Metric Net income of $366.1 million, was up compared with $351.0 million in 2021.
$366.1 million

Revenue Before Long-Term Credit Charge	MIP Metric Revenue Before Long-Term Credit Charge was up 17% over 2021 results.
$1,240 million

Operating Leverage
MIP Metric
Operating Leverage of 12% improved 8 percentage points over 2021 Operating Leverage which excludes the impact from the 2020 gain on the sale of Associated Benefits and Risk Consulting (“ABRC”). 2022 Operating Leverage was achieved through Revenue Before Long-Term Credit Charge growth of 17% less Noninterest Expense growth of 5%.

12%

Loans | Deposits	$28.8 billion in period end loans was up 19% versus December 31, 2021. $29.6 billion in period end deposits was up 4% versus December 31, 2021.
$28.8 billion in Loans
$29.6 billion in Deposits

Dividends Per Common Share	Dividends per common share increased 7% to $0.81 in 2022, consistent with our focus on delivering value and returning capital to shareholders.
$0.81

Strengthening our Culture as an Employer of Choice
Our colleagues are exemplary in their approach to customer service. They push beyond the status quo to deliver quality outcomes for our customers, communities and shareholders. By creating opportunities for our colleagues, we deliver more value to our stakeholders. During 2022 we:
•Enhanced our culture by partnering with colleagues to define our core values - Relentless Focus on People, Winning Spirit, Listen Then Act, and Achieving Together
•Expanded our in-house Diversity, Equity and Inclusion (DE&I) programs and have actively pursued initiatives for the betterment of our communities
•Focused on talent development with the creation of individual development plans for roll-out to all colleagues in 2023
•Received a 91% response rate in our annual workplace survey on key topics related to the overall health and culture of the Company which is well above the average response rate for commercial banks. The most common words used to describe the Company were inclusive, diverse and flexible
•Approximately one in four colleagues advanced their careers through internal promotions or lateral moves
•Received multiple corporate awards for top workplace, well-being and DE&I efforts, including the “Top Workplace National Cultural Excellence Awards for Employee Well-Being and Professional Development” (Energage) and “Best Place to work for LGBTQ+ Equality” (Corporate Equality Index). For a comprehensive list of Associated’s Recognitions and Awards, please refer to our 2022 Summary Annual Report.

Components of our Executive Compensation Program
The key components of our executive compensation program support the Committee’s philosophy of maintaining a program that allows us to attract, retain, motivate and reward highly qualified and talented executives who will enable us to execute on our strategic priorities, perform better than our competitors and drive long-term shareholder value. The following core components provide a framework for our executive compensation program:

2022 NEO Target Pay at a Glance
Base Salary + Target STI + Target LTI = Total Target Direct Compensation

NEO	2022 Base Salary(3)	2022 Target STI(3)	2022 Target LTI(3)	2022 Total Target Direct Compensation
Andrew J. Harmening	$1,000,000	$1,500,000	$2,500,000	$5,000,000
Derek S. Meyer(1)	$490,000	$367,500	$539,000	$1,396,500
Christopher J. Del Moral-Niles (Retired) (2)	$505,000	$378,750	$—	$883,750
John A. Utz	$490,000	$367,500	$539,000	$1,396,500
Randall J. Erickson	$480,000	$336,000	$480,000	$1,296,000
David L. Stein	$435,000	$326,250	$478,500	$1,239,750
(1) Reflects Mr. Meyer’s annual target LTI. Mr. Meyer was provided a sign-on equity award. Details of the award can be located in the section titled “Mr. Meyer’s 2022 One-Time New Hire Sign-On Equity Award” on page 35.
(2) Due to Mr. Del Moral-Niles’ retirement effective September 1, 2022, he was not approved for long-term incentives in 2022.
(3) Table indicates a full-year base salary, target STI and target LTI as of December 31, 2022.
2022 Target NEO Compensation Mix
A sizable portion of our ELT’s target total direct compensation is comprised of short- and long-term variable performance-based, or at risk, compensation to link their pay to performance. Generally, higher level ELT positions have a higher level of pay that is performance-based. For 2022:
•80% of the target total direct compensation for our President and CEO was performance-based, and
•64% of the average target total direct compensation for our other NEOs(1) was performance-based.
Short-term incentives are in the form of annual cash incentive awards. Long-term incentives are comprised of two forms of equity with 75% in the form of three-year performance share awards and 25% in the form of time-based share awards that vest ratably over four years. We also provide our executives with modest perquisites and market competitive retirement and benefit plans.
(1) Excludes Mr. Del Moral-Niles’ whose retirement was effective September 1, 2022.

2022 CEO Annual Target Compensation
In 2022, Mr. Harmening’s total target direct compensation was $5,000,000, with 80% of his target compensation tied to variable compensation. Compared to our peer group for a similarly situated CEO role, his total target direct compensation fell between the median and the 75th percentile. However, his annual base salary was lower than the peer group in favor of a heavier weighting in short-term incentives.
Highlights of Executive Compensation Governance Practices
We believe our pay practices demonstrate our commitment to and alignment with shareholders’ interests and our dedication to maintaining a compensation program supported by strong corporate governance. The Committee meets regularly and in addition to each member’s own business knowledge of best practices, it receives guidance on best practices and market trends from the Committee’s independent compensation consultant.

Strong governance is exemplified by the detailed chart below which describes the practices that are part of our executive compensation program.

What We Don’t Do:
Pay for performance by having a significant portion of executives’ compensation tied to Company performance and weighted toward the long-term.	X	Have excess perquisites (we limit perquisites to include only executive physicals, financial planning services, relocation and access to clubs only for business purposes).
Use long-term incentive pay that is denominated and delivered in equity and does not have a cash component.	X	Make tax gross-up payments in connection with excise tax or other tax liabilities except for relocation benefits.
Use robust incentive plan governance that is reviewed by internal key experts, by the Committee, and by an independent third party as needed.	X	Pay dividend equivalents before the end of the performance period on unvested performance stock. Dividends are calculated based on the number of shares awarded.
Retain an independent compensation consultant selected by the Committee for executive pay consultation.	X	Allow hedging or pledging of Company securities by executive officers, colleagues or directors.
Require a double trigger for vesting of equity awards and severance payments upon a change of control.	X	Have employment agreements with our NEOs.
Have a robust policy to clawback executive compensation in the event of a material restatement of financial statements.	X	Reprice stock options or Stock Appreciation Rights (SARs) without shareholder approval.
Hold an annual say-on-pay vote to solicit regular feedback from shareholders.
Hold proactive shareholder engagement meetings to solicit input on our pay program.
Require stock ownership for executives based on a salary multiple of stock and retention of a portion of shares after vesting.

2022 Say-on-Pay Results
The annual say-on-pay vote is one of our opportunities to receive feedback from shareholders regarding our executive compensation program. At our 2022 Annual Meeting of Shareholders, our shareholders had the opportunity to vote on an advisory say-on-pay proposal and 95% of the votes cast were in favor of such proposal. Similarly, during our 2021 Annual Meeting of Shareholders, more than 94% of votes cast were in support of our executive compensation program. The Committee believes that such results have affirmed shareholder support of our revised approach to executive compensation. As a result, the Committee only made minor refinements to our executive compensation program in 2022. We remain committed to promoting ongoing dialogue via our shareholder outreach program so we can provide our shareholders with a forum to raise questions or voice any concerns.

Shareholder Outreach Program
We value shareholder input on our executive compensation program. Each fall we reach out to our top institutional investors who hold a significant percentage of our outstanding shares. During the session we discuss Company results, performance relative to industry trends, peer metrics, compensation plans, talent acquisition and development programs, environmental, social and governance risks and initiatives, and the Company’s strategic direction. We believe that by maintaining an open and transparent relationship with our shareholders and listening to their feedback and concerns represents best practices. The feedback we received from shareholders this year was positive, and no concerns were raised. Overall, the shareholders we met were approving of our current executive compensation program. Below is a summary of our recent shareholder engagements and an overview of our engagement process.

Term	Number of Investors Invited	Percent Outstanding Shares	Invitations Accepted
Spring 2020	20	51%	6
Fall 2020	23	53%	11
Fall 2021	15	51%	3
Fall 2022	30	63%	2

OVERVIEW OF COMPENSATION METHODOLOGY
Philosophy and Objectives
Associated’s executive compensation program is designed to provide each ELT member with a competitive total compensation package aligned with several objectives, including:
•Providing a balanced program that rewards individual actions and behaviors that support Associated’s mission, business strategies and performance-based culture without incentivizing unnecessary and/or excessive risk-taking;
•Targeting compensation at market-competitive median levels, while maintaining an overall compensation program that is aligned with and reflects the performance of Associated;
•Providing a competitive mix of short-term and long-term variable compensation; and
•Attracting and retaining executives whose judgment and leadership abilities result in overall success for Associated and increased value to our shareholders.
The Committee used these objectives to drive the design of the 2022 Executive Compensation Program by targeting total compensation for the NEOs and other ELT members at approximate median levels for executives with comparable responsibilities at financial institutions of comparable asset size. In addition to compensation levels, the Committee considers Associated’s financial performance relative to its peers as part of the determination of total compensation opportunities. The Committee believes that peer comparison is important to the objectives of the program because Associated competes with a large number of financial institutions across the country for the services of qualified executives. Consideration is also given to individual factors based on performance evaluations. If the Committee deems appropriate, total compensation opportunities may exceed the market median to attract high-quality executives to join Associated and to retain our experienced, high-performing ELT members. The allocation of the various components of the NEOs’ total compensation package is described below in the “Key Components of Total Executive Compensation for 2022” section beginning on page 30.

Peer Group
Each year, the Committee, with the input of our compensation consultant, reviews and assesses the peer group. After a comprehensive review, the Committee approved the 2022 peer group, which consisted of 20 bank holding companies that the Committee and compensation consultant believe are appropriate for comparison purposes in terms of size (based on total assets) and business composition (engaged in lines of business similar to Associated.) Our peer group selection process considers the following:
•Regional banks generally with asset size between 0.5x to 2.0x of Associated’s assets;
•An overall comparison of company structure and services; and
•How frequently the banks were selected as peers by other banks.
For 2022, based on the advice of our compensation consultant, the Committee refined the peer group to remove companies that grew in asset size due to merger and acquisition activities (People’s United and TCF Financial). Additionally, two new peers were added due to the companies having a comparable business mix to Associated (First Midwest Bancorp, Inc. and Fulton Financial Group). The added companies have total assets below the median. The companies selected for the 2022 peer group ranged in asset size from approximately $21.0 billion to approximately $81.5 billion. The median asset size of the companies in the peer group was approximately $36.7 billion, compared to Associated’s assets of $35.1 billion, as of December 31, 2021.
The 2022 peer group companies were:

2022 Peer Group
BankUnited, Inc.	Fulton Financial Corporation	UMB Financial Corporation
BOK Financial Corporation	Hancock Whitney Corp	Umpqua Holdings Corporation
Commerce Bancshares, Inc.	Old National Bancorp	Valley National Bancorp
Cullen/Frost Bankers, Inc.	Pinnacle Financial Partners, Inc.	Webster Financial Corporation
East West Bancorp, Inc.	Prosperity Bancshares	Wintrust Financial Corporation
F.N.B Corporation	Sterling Bancorp	Zions Bancorporation
First Midwest Bancorp, Inc. (1)	Synovus Financial Corporation
(1) First Midwest Bancorp merged with Old National Bancorp February 15, 2022.
While the peer group is a key point of comparison in the total compensation strategy, the Committee also took into account broader banking and financial services industry survey data as part of its compensation determinations to provide additional market context. The compensation consultant analyzed compensation data from the McLagan and Willis Towers Watson executive financial services surveys, each of which included members of Associated’s peer group, and peer company public filings. In analyzing the data, the compensation consultant advised that the additional comparisons, beyond the peer group, provided a broader perspective from which to appropriately compare compensation.
In making compensation-related decisions, the Committee considered information that compared each executive’s base salary and total compensation to the 25th, 50th and 75th percentiles of these market reference points. For 2022, target opportunities for the Management Incentive Plan (MIP) continued to be set at a consistent percentage of base salary considering the market median for each NEO. The approach aligns with market practice and enhances pay-for-performance outcomes.

KEY COMPONENTS OF TOTAL EXECUTIVE COMPENSATION FOR 2022
We design our executive compensation program to be significantly performance-based and aligned with shareholder objectives. In 2022 we provided our NEOs and other ELT members with total direct compensation in the form of base salary, short-term cash incentive awards, and long-term equity-based incentive awards. The key components of our executive pay program support the Committee’s philosophy of providing a balanced program of short- and long-term compensation that targets market-competitive pay levels to attract and retain top executive talent critical to executing our strategy and business priorities. To support Associated’s pay-for-performance philosophy, the Committee has used multiple compensation components that are a mix of both short- and long-term pay. The following chart depicts the Committee’s design decisions that create a competitive executive pay program.

TYPE	COMPONENT	PURPOSE	KEY FEATURES
Variable Compensation	Short-Term Incentive Awards
•Incent and reward executives for their contribution in generating exceptional annual performance, both financially and strategically
•Incent collaboration among executives across different lines of business

•100% cash awards
•Based on the achievement of financial goals established annually
•2022 financial performance metrics:
–Net Income After Tax (40% weight)
–Revenue Before Long Term Credit Charge (30% weight)
–Operating Leverage (30% weight)
•Assessed against pre-determined goals to inform the actual pay-out with a defined minimum threshold, target, and maximum
•Payout range from 0% to 175%

Long-Term Incentive Awards
•Align the interests of executives and shareholders via equity incentive awards
•Incent long-term decision making and meaningful value creation
•Reward exceptional performance
•Retain high-performing executives

•100% equity awards

(1) 75% PRSUs (Performance-based Restricted Stock Units)
•Awarded to align the interests of executives with those of shareholders
•Based on the achievement of financial goals established for a three-year performance period
•2022-2024 financial performance metrics:
–Relative TSR (50% weighted)
–Relative ROATCE (50% weighted)
•Vest upon achievement of defined performance goals at the end of the performance period
•Payout range from 0% to 150%

(2) 25% RSUs (Time-Based Restricted Stock Units)
•Awarded to attract new talent and for the long-term retention of executives
•Full value grants vest ratably over four years and support the stock ownership guidelines and long-term retention

Fixed Compensation	Base Salary	•Provide market competitive fixed compensation for performing the duties and responsibilities of the position •Attract and retain exceptional talent capable of performing in a growth environment	•Reviewed annually •Amounts are adjusted based on each executive’s role, scope, complexity, individual performance and competitive market trends
Composition of Total Compensation
The Committee continually monitors the total compensation of the CEO and other ELT members against Associated’s pay philosophy and leverages research by the compensation consultant in determining appropriate levels of compensation. The Committee uses input from the CEO in setting the compensation of the ELT members and his assessment of executive performance against financial and budgetary goal achievement, significant business line project and objective success, and other individual performance objectives in determining pay outcomes.

Total compensation packages for the CEO and NEOs are composed of both fixed and variable (primarily performance-based) components and include short- and long-term compensation. The Committee’s objective is to deliver the majority of executive compensation through variable pay opportunities that are based on Associated’s performance.
For 2022, variable elements continued to constitute the majority of the CEO’s and each NEO’s total compensation, with long-term, equity-based incentives representing the majority of the variable component of compensation. This pay mix provides a direct link between executive compensation and shareholder value, fosters equity ownership among the ELT, and provides a balanced risk profile, all in keeping with the Committee’s objectives for the Company’s executive compensation program. Short-term incentive targets are established as a percent of base salary, consistent with market practice. The table below contains specific information regarding the components of each NEO’s 2022 target direct compensation and the percentage change from the prior year target value of each component.

2022 Target Compensation and % Change from 2021

	Base Salary	% Change	Short-Term Incentive Target $	% Change	Long-Term Incentive Target $	% Change
Andrew J. Harmening	$1,000,000	—	$1,500,000	—	$2,500,000	—
Derek S. Meyer (1)	$490,000	N/A	$367,500	N/A	$539,000	N/A
Christopher J. Del Moral-Niles (Retired) (2)	$505,000	—	$378,750	—	$—	(100)%
John A. Utz	$490,000	3.2%	$367,500	3.2%	$539,000	3.2%
Randall J. Erickson (3)	$480,000	2.1%	$336,000	10.0%	$480,000	2.1%
David L. Stein	$435,000	2.4%	$326,250	2.4%	$478,500	2.4%
(1) Table indicates a full-year base salary, as of December 31, 2022, and short-term incentive target which are not prorated based on Mr. Meyer’s effective date of August 1, 2022. Mr. Meyer’s long-term incentive target reflects the annual target amount and excludes the One-Time New Hire Sign-On Equity Award. Details of which can be located in the section titled “Mr. Meyer’s 2022 One-Time New Hire Sign-On Equity Award” on page 35.
(2) Due to Mr. Del Moral-Niles retirement effective September 1, 2022, he was not approved for long-term incentives in 2022.
(3) In addition to receiving a base salary increase, Mr. Erickson’s short-term incentive target percentage went from 65% to 70% effective December 1, 2022.

SHORT-TERM INCENTIVE COMPENSATION
Base Salary
The Committee’s intention is to pay ELT base salaries that are competitive and approximate the median of our peer group as well as survey data from other sources (e.g. McLagan and Willis Towers Watson), with adjustments as the Committee deems necessary to account for individual performance and tenure, or other specific circumstances that may arise in a given year. Effective December 1, 2022, the Committee approved pay increases for Mr. Utz (3.2% increase), Mr. Erickson (2.1% increase) and Mr. Stein (2.4% increase) based on the targeted market median range of our peer group for their respective role and to reward each of them for their outstanding 2022 performance.
Short Term Incentive Award
Our annual incentive program, referred to as the Management Incentive Plan (MIP), was established to pay incentive compensation, other than sales incentives, and is funded based on the success of the Company. Each year, the Committee establishes performance criteria and target performance levels to determine the target pool available under the MIP for eligible colleagues as set forth under the terms of the shareholder approved 2020 Incentive Compensation Plan. The total pool amount is determined based on Associated’s achievement of objective financial metrics selected by the Committee.
For 2022, the MIP metrics were refined to reflect the current business priorities of our new leadership and were viewed as an effective way to gauge the success of implementing the Company’s strategic vision. All three metrics selected for the 2022 MIP are critical to the success of the Company and align with creating value for shareholders, reinforcing the priorities of income growth and expense management. The 2022 and 2021 MIP metrics are summarized in the below following table. (Note: The 2021 NIAT results include an approximate $70 million benefit from negative provision for credit losses that was not expected and did not occur in 2022.)

METRIC	2021 WEIGHT	2021 RESULTS	2022 WEIGHT	RATIONALE	METRIC DEFINITION
Net Income After Tax (NIAT)	70%	$351M	40%	Retained - focuses on bottom-line results. This category was reduced from 70% to 40% to add Revenue Before LTCC as an additional category, creating a balanced plan focused on profitable growth.
Represents profit after most expenses (e.g., business costs, provision for loan losses, taxes) have been deducted from revenue. NIAT is a GAAP measure included in the Company’s Annual Report on Form 10-K Income Statement.

Revenue Before Long-Term Credit Charge (Revenue Before LTCC)	N/A	$1,058M	30%	Added - to directly align with our strategic initiatives to grow the bank.	Consists of Net Interest Income plus Noninterest income generated by Associated which can be found in the Income Statement.
Operating Leverage	N/A	3.5%	30%	Added - a measure of efficiency aimed at achieving revenue growth faster than expenses, encouraging a balanced focus on growth, not just expense reduction.	Year over year percentage change in total Revenue Before LTCC minus the percentage change in Total noninterest expense. A positive ratio shows that revenue is growing faster than expenses. Whereas a negative ratio indicates that expenses are accumulating faster than revenue.
Fully Tax Equivalent Efficiency Ratio (“Efficiency Ratio”)	30%	64.5%	N/A	Removed - a measure of profitability. Replaced by Operating Leverage to better align with management’s focus on profitable growth.	Noninterest expense (which included the provision for unfunded commitments), excluding other intangible amortization, divided by the sum of fully tax-equivalent net interest income plus noninterest income, excluding investment securities gains/losses, net.

For 2022, the MIP target funding of 100% was achieved at 167% as outlined in the below chart. The chart below displays the schedule of metrics, goals and achievements toward goals, as determined by the Committee and actual 2022 results.

Approval of 2022 Short Term Incentive Award
The Committee approved the actual achievement results of the 2022 MIP metrics as follows:
•Net Income After Tax (NIAT) of $366.1 million,
•Revenue Before Long-Term Credit Charge of $1,240 million (Net Interest Income of $957,321 + Noninterest Income of $282,370), and
•Operating Leverage of 11.92% (Year over year change in Total Revenue Before LTCC of 17.15% minus year over year change in Total Expenses of 5.23%).
Based on the actual achievement results, the MIP pool was funded at 167% of target. The Committee then determined the amount of the MIP payments to each NEO based on the performance incentive formula which multiplies the incentive target by Company performance achievement. The Committee has limited positive discretion of 20% for individual performance and no cap on negative adjustment, but chose not to use such discretion, either positive or negative on any individual award in 2022.

2022 Achieved Incentive Performance Results as a Percent of NEO Target
Named Executive Officer	Target Payout $(3)	Actual Payout $	Achievement as a Percent of Target
Company Achievement			167%
Andrew J. Harmening	$1,500,000	$2,505,000	167%
Derek S. Meyer (1)	$154,048	$257,260	167%
Christopher J. Del Moral-Niles (2) (Retired)	N/A	N/A	N/A
John A. Utz	$357,205	$596,533	167%
Randall J. Erickson	$308,090	$514,511	167%
David L. Stein	$319,387	$533,376	167%
(1) Target is prorated for 2022 per offer letter.
(2) Retirement agreement dated January 19, 2022 superseded any payment under the MIP for 2022.
(3) Adjusted for salary increases in December 2022, if applicable, so targets may not match targets in tables above.

LONG-TERM INCENTIVE COMPENSATION
The Committee believes that a sizable portion of executive total pay should be represented by and tied directly to the performance of the Company so that the interests of the ELT members and the shareholders are closely aligned. Also, the Committee has designed our long-term incentive plan so that the performance of Associated’s stock has a strong correlation to the actual total compensation an ELT member receives over time. To align executives’ interests with those of shareholders, the Committee designed Associated’s long-term incentive plan to award equity that includes two key long-term elements: 1) 75% of the award is issued in the form of performance-based restricted stock units (“PRSUs”) and 2) 25% of the award is issued in the form of time-based restricted stock units (“RSUs”). Individual grants, as a percent of base salary, are listed in the table below.

Long-Term Incentive Target as a Percent of Base Salary
Named Executive Officer	PRSUs	RSUs	Total Long-Term Incentive
Andrew J. Harmening	187.5%	62.5%	250%
Derek S. Meyer	82.5%	27.5%	110%
Christopher J. Del Moral-Niles (1) (Retired)	N/A	N/A	N/A
John A. Utz	82.5%	27.5%	110%
Randall J. Erickson	75.0%	25.0%	100%
David L. Stein	82.5%	27.5%	110%
(1) Due to Mr. Del Moral-Niles retirement effective September 1, 2022, he was not approved for long-term incentives in 2022.
Performance Restricted Stock Units
Under the LTIPP, participants receive awards of PRSUs, calculated as a percentage of each participant’s base salary. Actual payouts of the PRSUs under the LTIPP will be based on Associated’s results during the specified measurement period relative to goals approved by the Committee for that LTIPP performance measurement period. Grants under the 2020-2022 LTIPP are subject to the terms of the 2017 Incentive Compensation Plan and the grants under the 2021-2023 and the 2022-2024 LTIPP are subject to the terms of the 2020 Incentive Compensation Plan.
Restricted Stock Units
RSUs vest over a defined period and the value varies based on the performance of Associated’s Common Stock both of which creates alignment between executive pay and shareholder value and promotes executive retention. The RSUs granted in 2022 vest over a four-year period, with one-fourth of the grant vesting each year. The grants are subject to the terms of the 2020 Incentive Compensation Plan. When calculating the value of RSUs for the purpose of making these grants, the Committee used the grant date value of the RSUs.

2022-2024 LTIPP
The 2022-2024 LTIPP is based on a three-year performance period that began on January 1, 2022, and will end on December 31, 2024. Based on the Company’s performance during the period, the number of actual shares that vest can range from a minimum of 0% to a maximum of 150% of the target award.
The performance metrics established by the Committee to determine the vesting of the PRSUs are equally weighted, additive measures and are based on Associated’s relative TSR and relative ROATCE versus its peer group, over the 2022-2024 performance period. For the 2022-2024 LTIPP, relative ROATCE replaced ROCET1 to refine the performance plan to focus on relative metrics. The ROATCE measures profitability by showing how much profit we generate with the capital our shareholders have invested, with the exception of goodwill and other intangible asset balances unable to be influenced, and how efficiently we have deployed those funds. Relative ROATCE performance below the 30th percentile of the KBW Nasdaq Regional Bank Index Companies results in no payout for the ROATCE metric.

The Committee believes relative TSR, which includes the net change in stock price plus dividends paid during the applicable period, is a valuable measure because it directly aligns with shareholder interests and encourages management to outperform peers in the creation of shareholder value. Relative TSR performance below the 30th percentile of the TSR performance of our peers’ results in no payout for the TSR metric. Based on common market practice, relative TSR is calculated using a 30-day share price average.

Payouts for each portion of the LTIPP requires 50th percentile performance for a target payout. If absolute TSR is negative at the end of the three-year performance period, TSR payout will be limited to 100% of target.

2020-2022 LTIPP Performance Period Completed
The 2020-2022 LTIPP was based on a three-year performance period that began on January 1, 2020, and ended on December 31, 2022, with the vesting opportunities ranging from a minimum of 0% to a maximum of 150% of the target award. The target three-year cumulative EPS growth rate was set based on a combination of budget and the publicly available 20-year BKX Bank Index which takes into account business cycles.
The performance metrics established by the Committee to determine the vesting of PRSUs are equally weighted and were based on Associated’s cumulative EPS for the performance period and Associated’s TSR relative to the peer group.
2020 - 2022 LTIPP Vesting
EPS performance of $5.71 was greater than targeted EPS of $5.49. EPS results in 2021 were not adjusted; however, the EPS result for 2020 was adjusted to exclude the one-time gain from the sale of ABRC. The Committee approved the 2021 EPS of $2.18 to be used with previously approved 2020 EPS of $1.19. Combined with Associated’s relative TSR ranking at the 41st percentile of the peer group, the PRSU grant applicable to the 2020-2022 performance period vested at 96.0% of target. The target payouts for the 2020-2022 LTIPP were rigorous and demonstrate how the alignment of executive pay with Company performance is in the best interests of shareholders over the long term.

Mr. Meyer’s 2022 One-Time New Hire Sign-On Equity Award
To recruit Mr. Meyer to join the Company, the Committee decided to provide him with a one-time new hire equity award that was, in part, an inducement to join Associated, given he had accumulated significant equity awards at his former employer that were subject to forfeiture on his departure, but were otherwise virtually certain to vest.
To compensate him for this loss in value, the Committee decided to grant him a one-time sign-on award of $1,231,000. The amount of the award was based on an analysis of the estimated value of the awards Mr. Meyer would forfeit when he resigned from his prior employer to join Associated. The award was granted in the form of both performance-based RSUs (PRSUs) (40% of the award value, or $492,400) under the 2022-2024 LTIPP and time-based RSUs (60% of the award value, or $738,600) vesting ratably annually over a three-year period. The mix of PRSUs and time-based RSUs was based on an assessment of the value from similar awards that he would forfeit from his prior employer and a desire by Associated that a meaningful portion of the new hire award be performance-based. The number of shares included in the sign-on grant was determined by dividing the value of the grant by the average of the closing prices of the Company’s common stock for the ten trading days ending immediately prior to Mr. Meyer’s start date with the Company.

Mr. Harmening’s 2021 One-Time Sign-On Equity Award
To recruit Mr. Harmening to join the Company in 2021, the Board decided to provide him with an equity award that was, in part, an inducement to join Associated, given he had accumulated significant equity awards at his former employer that were subject to forfeiture on his departure. To compensate him for this loss in value, the Board decided to grant him a one-time sign-on award of $7,300,000 in the form of time-based RSUs. The amount of the award was based on an analysis provided by Mercer of the estimated value of the awards Mr. Harmening would forfeit when he resigned from his prior employer to join Associated. This equity award was granted using purely time-based restrictions considering that the performance conditions of the forfeited awards were satisfied or were on track to pay out. The Board concluded that it would not be viewed as appropriate to include additional performance conditions on the replacement sign-on, as it was replacing awards at his former employer that were subject to forfeiture on his departure but were otherwise virtually certain to vest should Mr. Harmening have remained with his prior employer. The award value is reported in this year’s Summary Compensation Table for the Year 2021. Please refer to the 2021 proxy statement for additional details regarding how the one-time sign-on equity award was determined.

RISK MITIGATION POLICIES
Risk Assessment
The Committee, along with members of Associated’s Executive Risk Committee, Incentive Compensation Risk Assessment Committee (ICRA), Chief Human Resources Officer and business executives responsible for the design and implementation of Associated’s incentive compensation arrangements, conducted a full annual risk assessment as part of an incentive and sales practice review. Under the governance of the Executive Risk Committee, ICRA was established to define and govern the annual incentive plan risk assessment process which evaluates the effectiveness of Associated’s incentive compensation programs and to align them with the Company’s safety and soundness principles. Following the reviews with members of Associated’s Executive Risk Committee, ICRA, and business executives responsible for the design and implementation of incentive plans, the Committee determined that Associated’s compensation plans do not encourage its senior executive officers or colleagues to take unnecessary or excessive risks that threaten the value of Associated, nor do the plans encourage behavior focused on short-term results to the detriment of long-term value creation. The Committee determined that these plans do not encourage unnecessary risk taking and are consistent with preserving and enhancing the long-term health of Associated.
Clawback of Compensation
Since 2013, the Committee approved and Associated has had in place, a Clawback Policy that requires members of the ELT of Associated, including the NEOs, to repay or return cash incentives and equity awards granted through a performance incentive plan in the event that Associated issues a material restatement of its financial statements due to material noncompliance with securities laws where the restatement was caused by the colleague’s intentional misconduct, or if Associated incorrectly calculated without misconduct the performance results of the applicable plans. Where Associated is required to restate any of its financial statements as defined above, the Company shall recover amounts in excess of the cash incentives and equity awards payable under Associated’s restated financial statements from the above identified colleagues who received the excess cash incentives and/or equity awards. The Clawback Policy applies to Associated’s Management Incentive Plan beginning with the 2013 performance period and to performance incentive plan equity awards beginning with grants made in 2013. In October 2022, the SEC issued final rules relating to specific clawback requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act. In February 2023, the NYSE proposed final rules relating to clawback requirements. Management will continue to monitor the rule-making process with respect to any revisions that may be required to comply with new regulations.
Anti-Pledging and Anti-Hedging Policy
Associated’s Insider Trading Policy prohibits executive officers, colleagues and directors from engaging in hedging transactions (such as prepaid variable forwards, equity swaps, collars and exchange funds) with respect to Common Stock and from pledging Associated Common Stock as collateral for loans, with the exception, for directors only, of pledges already in place when the prohibition on pledging was adopted in 2012.
Security Ownership Guidelines for Executive Officers
Associated has adopted stock ownership guidelines which are applicable to the NEOs, ELT members and other key executives identified by the CEO. For purposes of the guidelines, shares held by an ELT member include shares held directly, held in an ELT member’s 401(k) plan, shares purchased through the Employee Stock Purchase Plan, and unvested restricted stock awards. All Associated NEOs are within the expected guidelines of the stock ownership requirements. The executive stock ownership guidelines are described under “Stock Ownership - Stock Ownership Guidelines for Executive Officers and Directors” on page 15.
Accounting and Tax Considerations
Associated desires to maximize the return to its shareholders, as well as meet the objectives of the executive compensation program outlined above. As part of balancing these objectives, management (particularly the CEO and the Chief Human Resources Officer) considers the accounting and tax treatment to Associated and, to a lesser extent, the tax treatment to the executive, when making compensation decisions. Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation-Stock Compensation” requires all share-based payments to colleagues to reflect the fair value on the date of grant and to be expensed over the applicable vesting period.

OTHER BENEFIT PROGRAMS
Deferred Compensation Plan
Associated maintains a non-qualified deferred compensation plan to allow certain colleagues deemed to be highly compensated under IRC Section 414(q)(1)(B) to defer current compensation to accumulate additional funds for retirement.
Participants are offered the opportunity to defer from $10,000 up to 50% of base salary and up to 75% of cash incentive compensation. Participants can choose from various deemed investment options. The participant can elect to receive payment of deferred amounts either in a lump sum, or five or ten equal annual installments; payments may be received while in service or six months following separation from Associated. (Distributions during employment are possible in the event of an unforeseeable emergency.) The participant retains all rights to amounts in his or her account if employment terminates for any reason until the account balance is fully paid. All NEOs were eligible to participate in the deferred compensation plan in 2022 and Mr. Harmening elected to defer.
Deferred Stock Election
ELT members may elect to defer receipt of up to 100% of their RSUs under our Deferred Stock Election program. This program provides further personal financial management tools for executive officers and enhances the alignment with shareholders by focusing on the long-term goal of increasing capital gains. All NEOs were eligible to elect to defer receipt of shares in 2022 and Mr. Utz elected to defer.

Retirement Plans
Retirement Account Plan
The Associated Banc-Corp Retirement Account Plan (“RAP”) is a qualified defined benefit plan with cash balance features designed to provide participants with a monthly income stream in the form of an annuity at retirement. A colleague becomes eligible to participate the first day of the plan year in which the participant completes 12 months of service (service is defined as working a minimum of 1,000 hours within the year). The colleague becomes a “Participant” in the Plan the first January 1 or July 1 after completion of the service eligibility requirement. Each participant receives an accrual of 1.5% of eligible compensation. Compensation is subject to the IRS annual limitation, which was $305,000 in 2022. The RAP provides for an annual earnings credit based on the 30-Year Treasury Rate. All participants become fully vested in their accrued benefit upon completion of three years of credited service, attainment of normal retirement (age 65) or upon death or disability while employed by Associated. All NEOs, with the exception of Mr. Harmening and Mr. Meyer, have completed three years of credited service and are 100% vested in their benefits under the RAP. Participants may be eligible to receive an early retirement benefit at age 55. Benefits are subject to an actuarial adjustment for early retirement.
401(k) Plan
Associated offers the Associated Banc-Corp 401(k) and Employee Stock Ownership Plan to eligible participants, including the NEOs. Participants make contributions to the 401(k) Plan, subject to the limitations established by the IRS. Associated provides a discretionary matching contribution, which in 2022 was equal to 100% of the first 5% of each participant’s contribution. Participants who work 1,000 hours during the calendar year and are employed with Associated on December 31 qualify for the matching contribution, with the exception of the participant’s retirement, disability, or death. All participants are fully vested in both their own contributions and Associated’s matching contributions. Participants have more than 30 investment fund selections available including the Associated Banc-Corp Common Stock Fund.
Supplemental Executive Retirement Plans
In keeping with its objective of providing a market-competitive executive compensation program designed to attract and retain highly qualified individuals, Associated provides supplemental retirement benefits to a limited number of key colleagues under the Associated Banc-Corp Supplemental Executive Retirement Plan, referred to as the “SERP.” The SERP is a non-qualified plan into which Associated makes a restoration contribution for amounts that are otherwise restricted due to applicable IRS limitations under Associated’s RAP and 401(k) Plan. Participation in the SERP is limited to members of Associated’s ELT, which includes the NEOs.

Associated’s contribution to the SERP is equal to the excess of the amount that would have been accrued under the RAP and the 401(k) Plan if not for the IRS annual limitation over the amount actually accrued by the participant for the plan year under those plans. Amounts under the SERP are unsecured and accrue at the same rate and time as accruals under the RAP and 401(k) Plan and incur gains and losses based on notional investment preferences specified by participants among various investment options. All participants in the SERP are fully vested in their SERP account. Distributions from the SERP are generally made in accordance with elections made by the participants.
Perquisites
Limited perquisites provided to the ELT, which includes the NEOs in 2022 included executive physical examinations, which the Committee believes are valuable to Associated by helping to support the health and well-being of our ELT; financial planning services, which are intended to permit the ELT to focus as much of their time and attention as possible on their executive responsibilities; relocation benefits for new or transferring ELT members; and the payment of social and similar club dues to give the ELT access to social and similar clubs for business purposes. ELT members are required to pay any other costs attributable to their personal use of social and similar clubs. The ELT participated in certain other Company-subsidized benefits that were also available to all eligible and/or participating colleagues.
Employment and Post-Termination Arrangements with NEOs
Associated does not have employment agreements with any of the NEOs. Mr. Del Moral-Niles entered into a Retirement Agreement (see “Christopher Del Moral-Niles Retirement Agreement” below for more information). Other than Mr. Del Moral-Niles, the NEOs do not have agreements with respect to post-termination benefits. The Committee believes that each NEO’s separation situation should be evaluated on a case-by-case basis. This approach provides the Committee with maximum flexibility to determine mutually beneficial arrangements for both Associated and its NEOs in the event of a separation. Post-termination benefits paid to a former NEO will generally be paid under the Associated Banc-Corp Severance Pay Plan, a fully discretionary plan for colleagues that limits the Plan Administrator’s award of a benefit to a maximum of 200% of a former colleague’s annual base salary. The Retirement Agreement between the Company and Mr. Del Moral-Niles supersedes any benefits potentially payable to him under the Associated Banc-Corp Severance Pay Plan.

Change of Control Agreements
Each of the NEOs, excluding Mr. Del Moral-Niles, and all other ELT members have Change of Control Agreements (“COC Agreements”) which were put in place in 2018 or, if later, when they became an ELT member of the Company. The payments and benefits provided under the COC Agreements maintain a “double trigger”, which provides for payment upon involuntary separation following a change of control and are not payable upon (1) a termination of an executive’s employment for “Cause” or a resignation by an executive without “Good Reason” or (2) any termination of an executive’s employment prior to a “Change of Control” (each as defined in the COC Agreements). These COC Agreements are summarized in the “Potential Payments Upon Termination or Change of Control” section beginning on page 44.
The Retirement Agreement between the Company and Mr. Del Moral-Niles superseded his COC Agreement.

COMPENSATION DECISIONS FOR 2023
The Committee, assisted by its compensation consultant, thoroughly reviewed each element of compensation and approved the 2023 executive compensation program that reflects our strategic plan to expand our lending capabilities, grow our core businesses and transform our digital strategy. The Committee believes the 2023 executive compensation program supports management’s plans to accelerate our business, incorporates best practices and will properly align pay with performance.
For 2023, the Committee reviewed and decided to retain the same short-term incentive plan design. Our short-term incentive program, the MIP, provides an incentive compensation opportunity to eligible colleagues (other than sales incentives). The Committee also reviewed and approved changes to the LTIPP. These decisions were made to support our goal of strategically driving revenue growth across our core business lines while also expanding our portfolio to ultimately deliver higher shareholder returns.

COMPENSATION GOVERNANCE
Role of Independent Compensation Consultant
In 2022, the Committee engaged Mercer US LLC (“Mercer”) to advise on a variety of matters relating to the executive compensation program and conduct a thorough re-engagement process each year. Among other reason, Mercer was selected for their deep knowledge and expertise in the banking and financial services sectors. In 2022, Mercer performed a competitive analysis of Associated’s senior executive compensation levels and incentive practices, worked with the Committee on plan design changes and performed related assistance, which the Committee affirmed were in-line with expectations and best practices.
The Committee previously established procedures that it considers so that the advice of the compensation consultant to the Committee remains objective and is not influenced by Associated’s management, including:
•Direct reporting relationship of the compensation consultant to the Committee;
•Provision in the Committee’s engagement letter with Mercer specifying the nature of the work to be conducted and the role that management may play in that work; and
•Annual update to the Committee on the compensation consultant’s financial relationship with Associated, including a summary of the work performed for Associated during the preceding 12 months.
Role of Management
As part of the annual compensation review process, the CEO and the Chief Human Resources Officer interact with the Committee and compensation consultant, providing information about the current compensation structure, details regarding executive compensation, individual performance assessments, and descriptions of the job responsibilities of executive officers. The CEO typically makes recommendations to the Committee with respect to the compensation of the NEOs, other than himself, and the Committee determines CEO compensation in executive session without the CEO present.
Role of the Committee
The purpose of the Committee is to assist the Board of Directors in fulfilling its responsibility to oversee Associated’s executive compensation program. The Committee works closely with the compensation consultant to make decisions about, and set the framework for, Associated’s executive compensation program. Among other things, the Committee’s responsibilities include:
•Establishing and approving compensation and benefit policies;
•Approving the amount and form of compensation for Associated’s executives and non-management directors; and
•Issuing an annual report on executive and CEO compensation for inclusion in Associated’s annual proxy statement and Form 10-K.

COMPENSATION AND BENEFITS COMMITTEE REPORT
The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing.
THE COMPENSATION AND BENEFITS COMMITTEE

Gale E. Klappa, Chairman
Eileen A. Kamerick
Karen T. van Lith

EXECUTIVE COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(6)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(3)(7)	All Other Compensation ($)(4)	Total ($)(5)
Andrew J. Harmening President and CEO	2022	$1,000,000	$—	$2,499,973	$—	$2,505,000	$4,575	$57,038	$6,066,586
	2021	$675,000	$—	$9,174,980	$—	$1,237,500	$—	$242,612	$11,330,092

Derek S. Meyer Executive Vice President, Chief Financial Officer	2022	$204,167	$150,000	$1,230,988	$—	$257,260	$—	$177,699	$2,020,114

Christopher J. Del Moral-Niles Executive Vice President, Chief Financial Officer (Retired)	2022	$338,070	$—	$—	$—	$—	$7,073	$988,283	$1,333,426
	2021	$505,000	$—	$605,985	$—	$416,600	$10,815	$39,050	$1,577,450
	2020	$505,000	$—	$454,477	$151,499	$—	$11,254	$43,560	$1,165,791
John A. Utz Executive Vice President, Head of Corporate Banking and Milwaukee Market President	2022	$473,750	$—	$522,490	$—	$596,533	$7,638	$60,686	$1,661,098
	2021	$445,000	$—	$533,998	$—	$367,100	$10,864	$41,910	$1,398,872
	2020	$444,167	$—	$400,467	$133,497	$—	$11,320	$62,133	$1,051,584
Randall J. Erickson Executive Vice President, General Counsel & Corporate Secretary	2022	$470,000	$—	$469,963	$—	$514,511	$6,959	$54,674	$1,516,107
	2021	$460,000	$—	$459,970	$—	$328,900	$10,354	$43,564	$1,302,789
	2020	$460,000	$—	$344,973	$114,999	$—	$10,625	$57,263	$987,860
David L. Stein Executive Vice President, Head of Consumer & Business Banking and Madison Market President	2022	$424,583	$—	$467,496	$—	$533,376	$11,088	$49,228	$1,485,772
	2021	$410,000	$—	$491,972	$—	$338,300	$14,106	$38,640	$1,293,018
	2020	$408,750	$—	$368,991	$122,998	$—	$14,546	$52,832	$968,118
(1)    Stock Awards reflect the aggregate grant date fair value of awards with the grant date fair value for performance-based RSUs calculated at the target level. For further discussion and details regarding the accounting treatment and underlying assumptions relative to stock-based compensation, see Note 11, “Stock-Based Compensation,” of the Notes to Consolidated Financial Statements included in Part II, Item 8, “Financial Statements and Supplementary Data,” of our 2022 Form 10-K. The grant date fair value of the 2022 performance-based RSU awards at the maximum level is approximately $2,812,488, $738,599, $587,802, $528,717, and $525,934 for Mr. Harmening, Mr.Meyer, Mr. Utz, Mr. Erickson and Mr. Stein, respectively. Beginning in 2021, options are no longer granted.
(2)    Amounts reported in this column reflect incentive awards provided under the “Short Term Incentive Award,” described in the “Short-Term Incentive Compensation” section beginning on page 31.
(3)    Reflects the change in present value of the Retirement Account Plan (“RAP”). Further details regarding the RAP can be found in the “Retirement Plans” section beginning on page 37 and in the Pension Benefits in 2022 table on page 43.
(4)    Amounts in All Other Compensation for 2022 include the following: (see table immediately below)
•Employer payment of relocation services for Mr. Meyer;
•Employer payment of one-time early retirement payment for Mr. Del-Moral Niles, per his Retirement Agreement discussed below;
•Employer match on each participating NEO’s 2022 contributions to the 401(k) Plan;
•2022 employer contributions to the SERP for each of the NEOs that qualified. Additional details regarding the SERP can be found in the “Retirement Plans” section beginning on page 37 and in the Nonqualified Deferred Compensation in 2022 table on page 43;
•Employer payment of financial planning services;
•Employer payment of social and similar club dues for Mr. Utz, Mr. Erickson and Mr. Stein and a corporate club membership for which Mr. Erickson is the named member;

•Employer payment of executive physicals for Mr. Harmening, Mr. Meyer, Mr. Utz and Mr. Erickson;
•Employer payment of wellness rewards;
•Employer match on each participating NEOs’ 2022 contributions to the Employee Stock Purchase Plan; and
•Employer welcome and retirement gifts.

Name	On-Board / Off-Board	401(k) Match	SERP Contribution	Financial Planning Services	Social and Similar Club Dues	Executive Physicals	Wellness Rewards	ESPP Stock Match	Corporate Gifts
Andrew J. Harmening	$—	$15,250	$36,988	$—	$—	$4,800	$—	$—	$—
Derek S. Meyer	$174,918	$—	$—	$—	$—	$2,400	$—	$—	$381
Christopher J. Del Moral-Niles	$975,000	$—	$—	$12,270	$—	$—	$—	$856	$158
John A. Utz	$—	$15,250	$19,788	$13,275	$5,952	$4,800	$200	$1,421	$—
Randall J. Erickson	$—	$15,250	$19,158	$13,275	$2,191	$4,800	$—	$—	$—
David L. Stein	$—	$15,250	$18,618	$12,000	$3,360	$—	$—	$—	$—

(5)    For a description of the elements of executive compensation and the various factors affecting compensation levels, please see the “Executive Compensation - Compensation Discussion and Analysis” section beginning on page 24.
(6) Sign-on cash bonus.
(7) Mr. Del Moral-Niles Pension distribution was $152,610.

GRANTS OF PLAN-BASED AWARDS DURING 2022

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Andrew J. Harmening	1/25/2022	−	−	−	−	−	−	25,593	−	−	$624,981
	1/25/2022	−	−	−	0	76,781	115,171	−	−	−	1,874,992
		0	1,500,000	2,625,000	−	−	−	−	−	−	−
Derek S. Meyer (4)	8/1/2022	−	−	−	−	−	−	37,549	−	−	$738,589
	8/1/2022	−	−	−	0	25,033	37,549	−	−	−	492,399
		0	154,048	269,584	−	−	−	−	−	−	−
Christopher J. Del Moral-Niles (5)	1/25/2022	−	−	−	−	−	−	−	−	−	−
	1/25/2022	−	−	−	−	−	−	−	−	−	−
		−	−	−	−	−	−	−	−	−	−
John A. Utz	1/25/2022	−	−	−	−	−	−	5,349	−	−	$130,623
	1/25/2022	−	−	−	0	16,047	24,070	−	−	−	391,868
		0	357,205	625,109	−	−	−	−	−	−	−
Randall J. Erickson	1/25/2022	−	−	−	−	−	−	4,811	−	−	$117,485
	1/25/2022	−	−	−	0	14,434	21,651	−	−	−	352,478
		0	308,090	539,158	−	−	−	−	−	−	−
David L. Stein	1/25/2022	−	−	−	−	−	−	4,786	−	−	$116,874
	1/25/2022	−	−	−	0	14,358	21,537	−	−	−	350,622
		0	319,387	558,927	−	−	−	−	−	−	−
(1)    Reflects annual incentive opportunities under the 2022 MIP. Amounts shown in the target column are equal to the individual target amounts paid under the MIP for 2022 and served as the base amounts used by the Committee for determining the annual incentive payments under the 2022 MIP. Amounts shown in the maximum column are equal to the maximum MIP opportunity, which are based on a funding maximum of 175%. In addition, there is the potential for a limited positive discretion of up to 20% for individual performance, and no cap on negative adjustments. Amounts shown in threshold column are equal to the minimum MIP opportunity. The 2022 MIP does not employ individual thresholds or maximums for purposes of determining the individual amounts payable under the plan, other than the $3 million annual individual limitation on cash awards under the terms of the 2020 Compensation Incentive Plan, the plan under which the 2022 MIP is administered. See “Short-Term Incentive Compensation - Short Term Incentive Award” beginning on page 31 for additional details.
(2)    Reflects performance-based RSU grants made to the NEOs under the 2022 LTIPP. The threshold and maximum amounts represent the 0% and 150% limits within the LTIPP. See “Long-Term Incentive Compensation” beginning on page 34 for additional details.
(3)    See “Risk Mitigation Policies - Accounting and Tax Considerations” on page 36. For further discussion and details regarding the accounting treatment and underlying assumptions relative to stock-based compensation, see Note 11, “Stock-Based Compensation,” of the Notes to Consolidated Financial Statements included in Part II, Item 8, “Financial Statements and Supplementary Data,” of Associated’s 2022 Form 10-K.
(4)    Target for Estimated Future Payouts Under Non-Equity Incentive Plan Awards is reflective of Mr. Meyer’s prorated incentive rate per his sign-on agreement.
(5)    Due to Mr. Del Moral-Niles retirement, he did not receive plan-based awards during 2022.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2022

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held that Have Not Vested (#)	Market Value of Shares or Units of Stock Held That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not ($) Vested
	(1)	(1)		(1)		(2)	(3)	(2)

Andrew J. Harmening	—	—	$—		169,530 (8)	$3,914,448	141,347	$3,263,702
					16,142 (8)	$372,719
					25,593 (7)	$590,942

Derek S. Meyer	—	—	$—		37,549 (9)	$867,006	25,033	$578,012

Christopher J. Del Moral-Niles	—	—	$—		0 (10)	$0	—	—

John A. Utz	14,755	—	$17.02	1/27/2024	2,386 (4)	$55,093	51,362	$1,185,949
	8,510	—	$17.67	3/17/2024	3,285 (5)	$75,851
	39,543	—	$17.24	2/2/2025	5,544 (6)	$128,011
	38,135	—	$17.38	2/1/2026	5,349 (7)	$123,508
	24,465	—	$25.20	2/6/2027
	28,818	—	$24.25	2/6/2028
	25,332	8,445	$22.01	2/5/2029
	25,284	25,284	$20.32	2/4/2030

Randall J. Erickson	26,335	—	$17.02	1/27/2024	780 (4)	$18,010	44,854	$1,035,679
	8,267	—	$17.67	3/17/2024	2,830 (5)	$65,345
	34,473	—	$17.24	2/2/2025	4,776 (6)	$110,278
	41,276	—	$17.38	2/1/2026	4,811 (7)	$111,086
	26,480	—	$25.20	2/6/2027
	31,192	—	$24.25	2/6/2028
	22,323	7,442	$22.01	2/5/2029
	21,780	21,781	$20.32	2/4/2030

David L. Stein	11,882	—	$17.02	1/27/2024	3,027 (5)	$69,893	46,895	$1,082,806
	7,497	—	$17.67	3/17/2024	5,108 (6)	$117,944
	32,107	—	$17.24	2/2/2025	4,786 (7)	$110,509
	29,536	—	$17.38	2/1/2026
	18,948	—	$25.20	2/6/2027
	22,320	—	$24.25	2/6/2028
	19,169	6,390	$22.01	2/5/2029
	23,295	23,296	$20.32	2/4/2030
(1)All options expiring after 2023 vest in four equal annual installments beginning on the first anniversary following the grant date. All other options have a three-year stepped vesting schedule (34% of the original award vests on the first anniversary following the date of the grant and 33% vests on each of the second and third anniversaries following the date of the grant).
(2)Market value based on the closing price of the Common Stock of $23.09 on December 31, 2022.
(3)Includes the actual 2020 performance-based grants and targeted portion of 2021, and 2022 performance-based RSU grants.
(4)Restricted stock scheduled to vest fully on February 8, 2023.
(5)Restricted stock scheduled to vest in two equal installments on February 8, 2023 and February 8, 2024.
(6)Restricted stock scheduled to vest in three equal installments on February 8, 2023, February 8, 2024, and February 8, 2025.
(7)Restricted stock scheduled to vest in four equal installments on February 8, 2023, February 8, 2024, February 8, 2025, and February 8, 2026.
(8)Restricted stock scheduled to vest in two equal installments on April 28, 2023, and April 28, 2024.
(9)Restricted stock scheduled to vest in three equal installments on August 1, 2023, August 1, 2024, and August 1, 2025.
(10)Mr. Del Moral-Niles’ awards forfeited upon retirement.

OPTION EXERCISES AND STOCK VESTED IN 2022

	Option Awards		Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise or Vesting (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)(2)	Value Realized on Vesting ($)(2)(3)

Andrew J. Harmening	0	$0	90,145	$1,954,563
Derek S. Meyer	0	$0	0	$0
Christopher J. Del Moral-Niles	92,345	$200,429	12,800	$327,460
John A. Utz	12,659	$119,549	12,159	$298,175
Randall J. Erickson	0	$0	9,511	$233,080
David L. Stein	20,030	$179,409	6,732	$168,450
(1)    Amounts include the following numbers of shares of restricted stock for which restrictions lapsed in 2022 for: Mr. Harmening - 0, Mr. Meyer - 0, Mr. Del Moral-Niles - 4,203, Mr. Utz - 3,700, Mr. Erickson - 2,986 and Mr. Stein - 0; and the following numbers of RSUs that vested in 2022: for Mr. Harmening - 90,145, Mr. Meyer - 0, Mr. Del Moral-Niles - 3,961, Mr. Utz - 1,283, Mr. Erickson - 3,006, and Mr. Stein - 2,458.
(2)    The number of shares acquired on vesting and value realized on vesting include deferred stock for: Mr. Utz - 5,180 ($119,606) and Mr. Stein - 1,252 ($28,909). Value based on the December 31, 2022, closing price of Associated common stock.
(3)    Value based on the closing price of Associated common stock on the date restrictions lapsed. Vested shares are subject to retention requirements under Associated’s security ownership guidelines.

PENSION BENEFITS IN 2022

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Andrew J. Harmening	RAP	1	$4,575	$0
Derek S. Meyer	RAP	0	$0	$0
Christopher J. Del Moral-Niles	RAP	12	$0	$152,610
John A. Utz	RAP	12	$156,324	$0
Randall J. Erickson	RAP	10	$122,694	$0
David L. Stein	RAP	17	$254,520	$0
Further information regarding the RAP can be found in the “Retirement Plans” section beginning on page 37.

NONQUALIFIED DEFERRED COMPENSATION IN 2022

Name	Plan	Executive Contributions in 2022 ($)	Registrant Contributions in 2022 ($)(1)	Aggregate Earnings in 2022 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2022 ($)(2)

Andrew J. Harmening	SERP	$0	$36,988	$0	$0	$36,988
Derek S. Meyer	SERP	$0	$0	$0	$0	$0
Christopher J. Del Moral-Niles	SERP	$0	$0	($42,856)	$0	$229,640
John A. Utz	SERP	$0	$19,788	($60,742)	$0	$386,499
Randall J. Erickson	SERP	$0	$19,158	($53,654)	$0	$313,138
David L. Stein	SERP	$0	$18,618	($142,891)	$0	$554,132
(1)    These amounts reflect contributions made by Associated in 2023 to the NEOs based on their 2022 compensation. These amounts are reported in the “All Other Compensation” column for each executive officer in the Summary Compensation Table.
(2)    Of the amounts disclosed in this column with respect to the SERP, the following amounts were reported in the Summary Compensation Table in prior years: Mr. Del Moral-Niles - $252,179; Mr. Utz - $222,517; Mr. Erickson - $228,719; and Mr. Stein - $97,632. The variation between the amounts disclosed in this footnote and the amounts disclosed in the above column for the SERP reflect earnings (and losses) on the SERP contributions and/or any contributions prior to the executive becoming a NEO.

Further information regarding the SERP for the NEOs can be found in the “Retirement Plans - Supplemental Executive Retirement Plans” section beginning on page 37, and further information regarding the Deferred Compensation Plan can be found in the “Deferred Compensation Plan” section on page 37.
The investment alternatives available to the NEOs under the SERP and the Deferred Compensation Plan for the NEOs are selected by Associated and may be changed from time to time. The executive officers are permitted to change their investment elections at any time on a prospective basis. The table below shows the funds selected for investment by participants under both the SERP and the Deferred Compensation Plan and their annual rate of return for the year ended December 31, 2022.

Name of Fund	Annual Return (%)	Name of Fund	Annual Return (%)
American Funds EuroPacific Growth Fund® Class R-6	(22.72)%	Vanguard Target Retirement 2020 Fund Investor Shares	(14.15)%
American Funds The Growth Fund of America® Class R-6	(30.49)%	Vanguard Target Retirement 2025 Fund Investor Shares	(15.55)%
American Funds New World Fund® Class R-6	(21.75)%	Vanguard Target Retirement 2030 Fund Investor Shares	(16.27)%
Baird MidCap Fund Institutional Class	(27.64)%	Vanguard Target Retirement 2035 Fund Investor Shares	(16.62)%
Dodge & Cox Stock Fund	(7.22)%	Vanguard Target Retirement 2040 Fund Investor Shares	(16.98)%
Fidelity® Government Money Market Fund	1.31%	Vanguard Total Bond Market Index Fund Admiral Shares	(13.16)%
Harbor Small Cap Growth Fund Retirement Class	(25.45)%	Vanguard Institutional Index Fund Institutional Shares	(18.14)%
Janus Henderson Small Cap Value Fund Class I	(9.84)%	Vanguard International Value Inv	(11.66)%
Vanguard Extended Market Index Fund Admiral Shares	(26.47)%	Virtus Ceredex Mid-Cap Value Equity Fund Class R6	(13.76)%

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
The COC Agreements for our NEOs other than Mr. Del Moral-Niles (see “Christopher Del Moral-Niles Retirement Agreement” below for more information) provide for certain payments and benefits in the event of a termination without “Cause” or for “Good Reason” following a “Change of Control” of the Company (each such term as defined in the respective COC Agreements).
The COC Agreements provide that upon a termination without Cause or a resignation with Good Reason generally during a two-year protected period (the “protected period”) following a Change of Control, each executive officer would, in addition to any unreimbursed and accrued but unpaid amounts, be entitled to receive the following payments:
•two times (or, in the case of Mr. Harmening, three times) the sum of the executive officer’s then-current base salary and target cash incentive (or, if higher, the base salary and/or target cash incentive as in effect immediately prior to the Change of Control);
•a prorated cash incentive for the year in which the date of termination occurs based on the executive’s then-current target cash incentive (or, if higher, the target cash incentive as in effect immediately prior to the Change of Control) (the “Prorated Cash Incentive”);
•an amount equal to 24 times (or, in the case of Mr. Harmening, 36 times) the sum of the monthly COBRA premium for the medical and dental coverage in effect for the executive on the date of termination and the monthly premiums in respect of the life insurance in effect for the executive on the date of termination;
•an amount equal to the maximum employer contributions under the Company’s 401(k) and ESOP and SERP and an amount equal to the maximum benefit that the executive would have accrued under the Retirement Account Plan and SERP, in each case, assuming that the executive remained employed for a period of 24 months (or, in the case of Mr. Harmening, 36 months) following the date of termination and certain other assumptions specified in the COC Agreements; and
•outplacement benefits.
If the executive’s employment is terminated during the protected period following a Change of Control due to death or “Disability” (as defined in the COC Agreements), the executive would not be entitled to the benefits described in the immediately preceding bullets, except for the Prorated Cash Incentive. Additionally, in the event of the executive’s termination due to death or Disability during the protected period, the executive (or executive’s estate in the event of executive’s death) is also entitled to any death or disability benefits, as applicable, equal to those provided prior to a Change of Control or, if more favorable, those in effect on the date of the executive’s death or Disability.

If an executive’s merger related payments or benefits are subject to the 20% excise tax under Section 4999 of the Code, then the COC Agreements provide that the executive will either receive all such payments and benefits subject to the excise tax and pay his or her own excise tax or such payments and benefits will be reduced so that the excise tax does not apply, whichever approach yields the best after tax outcome for the executive. The COC Agreements do not provide for an excise tax gross up. The COC Agreements also contain restrictive covenants, which provide for (1) a perpetual confidentiality and mutual non-disparagement and (2) restrictions on interfering with customers and colleagues for six months following any termination of employment.

Name	Total Salary Continuation Benefit(1)	Medical, Dental, Life Insurance Benefits for the Duration of Payments(2)	Accrued Vacation(3)	Retirement Plan Contributions, Including the RAP, 401(k) and SERP	Annual Incentive (MIP) (1)	Outplacement Benefit(4)	Total Value of Shares of Restricted Stock and Restricted Stock Units(5)	Total Value of Options(6)	Total
Andrew J. Harmening	$3,000,000	$76,861	$0	$170,439	$4,500,000	$10,000	$8,305,372	$0	$16,062,673
Derek S. Meyer (8)	$980,000	$42,953	$0	$0	$308,096	$10,000	$1,465,295	$0	$2,806,344
Christopher J. Del Moral-Niles (7)	$0	$0	$0	$0	$0	$0	$0	$0	$0
John A. Utz	$980,000	$42,953	$0	$79,226	$735,000	$10,000	$1,646,314	$79,157	$3,572,651
Randall J. Erickson	$960,000	$52,538	$0	$77,966	$672,000	$10,000	$1,407,997	$68,371	$3,248,872
David L. Stein	$870,000	$42,953	$0	$76,886	$652,500	$10,000	$1,452,581	$71,431	$3,176,352
(1)Based on base salary at December 31, 2022.
(2)Based on program costs at December 31, 2022.
(3)Associated updated its vacation policy effective 01/01/22, salaried colleagues are on a flexible vacation policy.
(4)The Change of Control Plan provides that outplacement services at the senior management and executive level, commensurate with the eligible colleague’s duties, shall be provided by a mutually agreed outplacement agency. $10,000 is an estimate of the actual cost of these outplacement services.
(5)Value based on closing price of Associated Banc-Corp Common Stock of $23.09 on December 31, 2022. This includes the value of all unvested Restricted Stock and performance-based RSUs (illustrated at target), and any accrued dividend equivalent payments on all RSUs.
(6)Value based on the closing price of the Common Stock of $23.09 on December 31, 2022.
(7)Mr. Del Moral-Niles’ Retirement Agreement superseded his COC Agreement. Accordingly, he would not receive any payments upon a Change of Control after January 19, 2022.
(8)Mr. Meyer’s Incentive Bonus is prorated to his hire date, August 1, 2022.

In addition to the payments that the NEOs would receive under the COC Agreements, all unvested options, shares of restricted stock and RSUs held by the NEOs vest upon such a separation within the two-year period following a change of control pursuant to the terms of the 2017 and 2020 Incentive Compensation Plans. Additionally, in the event of a termination following attainment of retirement eligibility or the NEO’s death or Disability, all unvested options, shares of restricted stock and RSUs (performance-based RSUs still remain subject to the applicable performance criteria for determining vesting) held by the NEOs would vest upon such an event. Assuming one of the events in the prior two sentences (each a “Vesting Event”) occurred on December 31, 2022, the value (using the closing price of $23.09) of the accelerated stock is listed in the table below.

Name	Stock Options	Restricted Stock	Restricted Stock Units(1)(2)
Andrew J. Harmening	$0	$4,878,109	$3,427,263
Derek S. Meyer	$0	$867,006	$598,289
Christopher J. Del Moral-Niles (3)	$0	$0	$0
John A. Utz	$79,157	$382,463	$1,263,851
Randall J. Erickson	$68,371	$304,719	$1,103,279
David L. Stein	$71,431	$298,346	$1,154,235
(1)For performance-based RSUs, the value is assumed at target, including any accumulated dividend equivalents.
(2)Performance Based Restricted Stock Units do not accelerate upon retirement. Distribution is made at the end of the performance period based on results achievement.
(3)Mr. Del Moral-Niles’ Retirement Agreement effectively cancels his COC Agreement. Accordingly, he would not receive any payments upon a Change in Control after January 19, 2022, which is reflected in the table above.

An NEO (with the exception of Mr. Del Moral-Niles, as described above) may also be eligible to receive a fully discretionary payment in the event of such NEO’s separation other than as a result of a Change of Control of Associated, pursuant to the Associated Banc-Corp Severance Pay Plan. Because these benefits are fully discretionary, they cannot be estimated for any particular NEO. See “Other Benefit Programs - Employment and Post-Termination Arrangements with NEOs.”

Christopher Del Moral-Niles Retirement Agreement
On January 19, 2022, the Company entered into a Retirement Agreement with Mr. Del Moral-Niles (the “Niles Retirement Agreement”). As a result, the Company continued to pay him his regular base wages through September 1, 2022, which was the first day following the month in which the Company appointed his successor. In addition, Mr. Del Moral-Niles received the following benefits:
•Retained all vested rights in the Company’s 401(k) plan, SERP and Retirement Account Plan;
•Fully participated in the MIP awards payable in February 2022, based on the Company’s 2021 performance, consistent with other participating executive officers;
•Fully vested in the ordinary course in all of his equity awards scheduled to vest in February 2022 in accordance with their terms;
•Received other ordinary course employee benefits and his full financial planning reimbursement for calendar 2022; and
•Had the right to participate, at his expense, in the Company’s group health insurance plan, at his own expense, in accordance with the mandates of COBRA.
Retaining Mr. Del Moral-Niles until a new CFO was hired and transitioned was critical to the Company’s ongoing success. Subject to and conditioned upon the terms of the Niles Retirement Agreement, Mr. Del Moral-Niles received a lump sum payment of $975,000, which was paid in lieu of a 2022 long-term incentive grant and in exchange for the forfeiture of any and all of his then-unvested equity and equity-based awards outstanding as of the retirement date.

CEO PAY RATIO AND MEDIAN ANNUAL TOTAL COMPENSATION
In accordance with the requirements set forth by Item 402(u) of Regulation S-K, we are providing the following information about the ratio of the median annual total compensation of our colleagues and the annual total compensation of our CEO, Mr. Harmening.
For 2022, the annualized total compensation of Mr. Harmening, was $6,066,586. This amount equals Mr. Harmening’s compensation as reported in the Summary Compensation Table. The estimated annual total compensation of the median Associated colleague (other than our CEO) was $63,880. We estimate that our CEO’s total annual compensation was 95 times that of the estimated annual total compensation of the median Associated colleague.

CEO annual total compensation	$6,066,586
Median Colleague annual total compensation	$63,880
Ratio of CEO to Median Colleague annual total compensation	95 : 1
We believe this ratio is a reasonable estimate, calculated in a manner consistent with SEC rules based on our payroll and employment records and the Median Total Annual Compensation Methodology as described below.
Median Total Annual Compensation Methodology
We used the following to both identify the median colleague and to determine the annual total compensation of both our median colleague and the CEO:
•As of December 31, 2022, our determination date, our colleague population consisted of approximately 4,200 individuals, all located in the United States and inclusive of all full-time, part-time, temporary, or seasonal colleagues employed on that date.
•To find the median of the annual total compensation of all our colleagues, we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for the 2022 tax year. In making this determination, we annualized the compensation of full-time and part-time permanent colleagues who were employed on December 31, 2022 but did not work for us the entire year. No full-time equivalent adjustments were made for part-time colleagues.
•We identified an initial median colleague using this compensation measure and methodology, which was consistently applied to all our colleagues included in the calculation.
•After identifying the median colleague, we added together all the elements of such colleague’s compensation for the 12-month period preceding the determination date in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $63,880.

PAY VERSUS PERFORMANCE TABLE

The following Pay Versus Performance table sets forth information concerning the compensation of our NEOs for each of the fiscal years ended December 31, 2022, 2021 and 2020, and certain information concerning our financial performance for each such fiscal year. This section also contains graphical disclosures of the pay versus performance relationship based on the information in the Pay Versus Performance Table.

							Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO (Harmening)	Compensation Actually Paid to PEO (Harmening) [1,6]	Summary Compensation Table Total for PEO (Flynn)	Compensation Actually Paid to PEO (Flynn)[1,6]	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs[1,6]	Total Shareholder Return[2]	Peer Group Total Shareholder Return (KBW Nasdaq Regional Banking Total Return Index)[3]	Net Income[4]	Operating Leverage[5]
2022	$6,066,586	$6,445,013	N/A	N/A	$1,603,303	$1,653,420	$117.92	$116.10	$366,122	11.9%
2021	$11,330,092	$11,317,941	$3,393,524	$4,998,727	$1,393,032	$1,608,777	$111.27	$124.74	$350,994	3.5%
2020	N/A	N/A	$4,160,306	$1,895,528	$1,043,338	$608,069	$81.07	$91.29	$306,771	-6.2%
(1) Amounts represent compensation actually paid (“CAP”) to our principal executive officers, or “PEOs”, and the average compensation actually paid to our remaining NEOs for the relevant fiscal year, as determined under SEC rules (and described below), which includes the individuals indicated in the table below for each fiscal year:

Year	PEO(s)	Non-PEO NEOs
2022	Andrew J. Harmening	Derek S. Meyer, Christopher J. Del Moral-Niles, John A. Utz, Randall J. Erickson, David L. Stein
2021	Andrew J. Harmening and Philip B. Flynn	Christopher J. Del Moral-Niles, John A. Utz, Randall J. Erickson, David L. Stein
2020	Philip B. Flynn	Christopher J. Del Moral-Niles, John A. Utz, Randall J. Erickson, David L. Stein
(2) For purposes of this Pay Versus Performance disclosure, cumulative Total Shareholder Return is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Associated’s share price at the end and the beginning of the measurement period, by the share price at the beginning of the measurement period.
(3) For the relevant fiscal year, represents the cumulative TSR of the KBW Nasdaq Regional Banking Total Return Index (^KRXTR). The KRXTR is comprised of approximately 50 publicly traded regional banks or thrifts listed on U.S. stock markets. This index was determined by management to represent the nearest equivalent to the KBW Nasdaq Regional Banking Index (^KRX) used for purposes of the Total Shareholder Return Performance Graph in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. The KRX is not suitable for determining peer group TSR in accordance with the regulations applicable to the pay versus performance disclosure in this section.
(4) $s in thousands.
(5) Operating leverage is calculated by taking the year over year percentage change in Total Revenue Before Long-Term Credit Charge minus the percentage change in Total noninterest expense. A positive ratio shows that revenue is growing faster than expenses. Whereas a negative ratio indicates that expenses are accumulating faster than revenue. The 2021 and 2020 ratios have been adjusted to exclude the $163 million pre-tax gain on sale of ABRC.

(6) CAP to our NEOs represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year, adjusted as follows:

	2022		2021			2020
Adjustments	PEO: Andrew J. Harmening	Average non-PEO NEOs	PEO: Andrew J. Harmening	PEO: Philip B. Flynn	Average non-PEO NEOs	PEO: Philip B. Flynn	Average non-PEO NEOs
As Reported Summary Compensation Table Total	$6,066,586	$1,603,303	$11,330,092	$3,393,524	$1,393,032	$4,160,306	$1,043,338
(-) Grant Date Fair Value of Stock Awards Granted in FY	$2,499,973	$538,188	$9,174,980	$678,117	$522,981	$2,624,973	$522,975
(+) Awards granted in CFY that are outstanding and unvested as of end of CFY	$2,306,902	$554,732	$7,214,058	$640,950	$494,315	$1,881,061	$380,281
(+) Awards that are granted and vest in the same CFY	$0	$0	$1,948,770	$0	$0	$503,956	$103,236
(+) Prior year awards outstanding and unvested as of end of CFY	$655,113	$225,292	$0	$240,590	$213,615	$-1,954,199	$-362,670
(+) Prior year awards that vest in CFY	$-151,049	$38,030	$0	$1,262,342	$50,105	$-329,480	$-68,831
(-) Prior year awards that fail to meet vesting conditions during CFY	$0	$242,235	$0	$0	$33,991	$0	$0
(+) Dividends or other earnings paid on all awards in CFY prior to vesting date	$69,237	$15,410	$0	$142,270	$17,669	$262,311	$39,549
(-) Change in Pension Value and Non-Qualified Deferred Compensation Earnings	$4,575	$6,552	$0	$10,864	$11,535	$11,320	$11,936
(+) Pension Adjustment	$2,772	$3,628	$0	$8,033	$8,548	$7,867	$8,078
= Compensation Actually Paid	$6,445,013	$1,653,420	$11,317,941	$4,998,727	$1,608,777	$1,895,528	$608,069
FY = Fiscal Year
CFY = Covered Fiscal Year

Narrative and Graphic Disclosure to Pay Versus Performance Table

Relationship Between Compensation Actually Paid and Certain Financial Performance Measures
The following graph compares compensation actually paid to our PEOs and the average compensation actually paid to our other NEOs to (i) our cumulative TSR, and (ii) KBW Nasdaq Regional Banking Index TSR, for the fiscal years ended December 31, 2020, 2021 and 2022.

TSR amounts reported in the graph assume an initial fixed investment of $100, and that all dividends, if any, were reinvested.
The following graph compares (i) compensation actually paid to our PEOs and the average compensation actually paid to our other NEOs to (ii) our net income, for the fiscal years ended December 31, 2020, 2021 and 2022.

The following graph compares (i) compensation actually paid to our PEOs and the average compensation actually paid to our other NEOs to (ii) our adjusted operating leverage, for the fiscal years ended December 31, 2020, 2021 and 2022.

(1) Operating leverage is calculated by taking the year over year percentage change in Total Revenue Before Long-Term Credit Charge minus the percentage change in Total noninterest expense. A positive ratio shows that revenue is growing faster than expenses. Whereas a negative ratio indicates that expenses are accumulating faster than revenue. The 2021 and 2020 ratios have been adjusted to exclude the $163 million pre-tax gain on sale of ABRC.

Tabular List of Most Important Financial Measures

We believe the following performance measures represent the most important financial performance measures that we used to link our NEOs’ compensation, including the compensation of our PEO, to Company performance for the fiscal year ended December 31, 2022. Please see “Executive Compensation - Compensation Discussion and Analysis” for a further description of these metrics and how they are used in the Company’s executive compensation program.

Company-selected performance measures
Operating leverage
Revenue (growth)
Net Income After Tax
ROATCE
EPS
Efficiency Ratio

DIRECTOR COMPENSATION
The Board’s philosophy for director compensation is to provide a balanced competitive total compensation program that allows for the attraction and retention of qualified directors and reflects the increasing demands of being a public company director, the increasing regulation of the banking industry and of publicly traded corporations in general, and the personal risk factors associated with being a director. The Compensation and Benefits Committee evaluates the competitiveness of director compensation on an ongoing basis. The Committee engaged Mercer to perform a competitive analysis of Associated’s director compensation program and evaluate the levels of pay, pay mix and form with respect to its director compensation programs. These evaluations, among others, have guided director compensation towards the market range of the S&P 400 (of which Associated is a component company). The material terms of the non-employee director compensation arrangements for 2023 are as follows:
•$80,000 annual retainer (with no additional meeting fees for meetings of the Board or standing committees thereof)
•RSUs with a fair market value of $125,000 are granted annually on February 1 of each year. A director joining the Board after February 1 receives a prorated RSU grant. The RSUs (and any related dividend equivalents) subject to each grant will become fully vested on the first anniversary of each grant date and, unless deferred pursuant to the Directors’ Deferred Compensation Plan, the shares of Common Stock will be issued to the director shortly after vesting.
•$100,000 additional retainer for the non-executive Chairman
•$10,000 additional retainer for the Chairs of the Audit Committee, Compensation and Benefits Committee, Corporate Development Committee, Corporate Governance and Social Responsibility Committee, Enterprise Risk Committee, and Trust Committee
•$1,500 ad hoc committee meeting fee (when and if such a committee is convened)
Mr. Harmening does not receive any additional compensation for serving on the Board or chairing the Corporate Development Committee.

DIRECTORS’ DEFERRED COMPENSATION PLAN
Through its acquisition of other banks and bank holding companies, Associated became the sponsor of several directors’ deferred compensation plans. To simplify ongoing administration, Associated established its own directors’ deferred compensation plan and merged the predecessor plans into it effective July 1, 1999. Prior to 2013, Associated made monetary contributions into the Directors’ Deferred Compensation Plan (the “Director Plan”) for each non-employee director. Those contributions were required to be invested in an account the balance of which is based on the trading price of Associated Common Stock.
Directors may defer any or all of their board fees, including retainers under the Director Plan. In an effort to provide directors additional flexibility to manage their annual RSU grants, the Committee amended the Director Plan in late 2018 to permit directors to defer the settlement of some or all of the shares of Common Stock received upon the vesting of their RSU awards, beginning in 2019. Earnings under the Director Plan are based on the performance of plan investment alternatives and are not supplemented by Associated. With the exception of the investment of the Associated contribution referenced above, directors may realign investments as frequently as they wish. Distributions begin six months after a director ceases to serve on the Board, and payments are made according to elections made prior to the commencement of deferrals. Distributions are paid either in a lump sum, or in annual installments over a five-year or ten-year period.

DIRECTOR COMPENSATION IN 2022

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

John F. Bergstrom(1)	$42,500	$120,000	$0	$0	$0	$0	$162,500
R. Jay Gerken	80,000	120,000	0	0	0	0	200,000
Judith P. Greffin	75,000	120,000	0	0	0	0	195,000
Michael J. Haddad	75,000	120,000	0	0	0	0	195,000
Robert A. Jeffe	85,000	120,000	0	0	0	0	205,000
Eileen A. Kamerick	85,000	120,000	0	0	0	0	205,000
Gale E. Klappa	80,000	120,000	0	0	0	0	200,000
Cory L. Nettles	80,000	120,000	0	0	0	0	200,000
Karen T. van Lith	85,000	120,000	0	0	0	0	205,000
John (Jay) B. Williams	175,000	120,000	0	0	0	0	295,000
(1) Mr. Bergstrom retired from the Board of Directors effective April 26, 2022.

DELINQUENT SECTION 16(a) REPORTS
Under Section 16(a) of the Exchange Act, Associated’s directors and executive officers, as well as certain persons holding more than 10% of Associated’s stock, are required to report their initial ownership of stock and any subsequent change in such ownership to the SEC, NYSE, and Associated within specified time limits.
To Associated’s knowledge, based solely upon a review of the copies of such reports furnished to Associated and upon written representations of directors and executive officers that no other reports were required, Associated’s officers, directors, and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements during 2022, except as follows: one late Form 4 for each of Mr. Haddad, Mr. Jeffe, and Mr. Nettles relating to phantom shares received due to deferral of director fees, and one for Angie DeWitt, Executive Vice President and Chief Human Resources Officer of Associated relating to the reporting of her 401(k) plan balance. These late filings were due to administrative delay.
RELATED PARTY TRANSACTIONS
Certain officers and directors of Associated and its subsidiaries, members of their families, and the companies or firms with which they are affiliated were customers of, and had banking transactions with, Associated’s subsidiary bank and/or investment subsidiaries in the ordinary course of business since the beginning of fiscal year 2022. Additional ordinary course transactions of this type may be expected to take place in the future. All loans and loan commitments were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Associated and, in management’s opinion did not involve more than the normal risk of collectability or present other unfavorable features. At December 31, 2022, the aggregate principal amount of loans outstanding to directors, officers, or their related interests was approximately $3 million, which represented approximately 0.08% of consolidated stockholders’ equity.
Cory L. Nettles, a director of Associated since 2013, is the Founder and Managing Director of Generation Growth Capital, Inc. (“Generation Growth Capital”), a private equity fund manager. Prior to Mr. Nettles’ appointment to the Board, Associated made aggregate financial commitments of $1.0 million and $1.1 million to Generation Growth Capital Fund I and Generation Growth Capital Fund II, respectively, each of which is managed by Generation Growth Capital. In 2016, Associated committed to an investment of up to $3.0 million in Generation Growth Capital Fund III, which is also managed by Generation Growth Capital. Each of these funds pays or will pay an annual management fee of up to 2.0% to 2.5% of total capital commitments to Generation Growth Capital, and Generation Growth Capital is or will be entitled to a customary 20% carried interest in each fund, along with certain management and transaction fees. Each of these investments was made in the ordinary course of Associated’s business and on the same terms as other investors in the funds. Investments made after Mr. Nettles joined the Board were reviewed and approved by the Corporate Governance and Social Responsibility Committee (without the participation of Mr. Nettles) in accordance with Associated’s Related Party Transaction Policies and Procedures as described below. In February 2022, Generation Growth Capital leased space in the Associated Bank River Center in Milwaukee, Wisconsin, from Milwaukee Center Management, LLC, a subsidiary of Associated. The lease provides for total of payments by Generation Growth Capital over a ten-year term of approximately $324,000, which is based on a minimum annual rent of $28,250, plus annual payments for common area maintenance and real estate taxes. The Corporate Governance and Social Responsibility Committee (without Mr. Nettles participating) reviewed the terms of the transaction, determined that the terms of the lease are no less favorable to Associated than those that could be obtained from an unaffiliated party, and approved the terms of the lease. Among the factors considered in making such determination were (i) a comparison of the terms of leases with unaffiliated tenants in the same building with the terms of the Generation Growth Capital lease, (ii) the unique configuration of the space which makes approximately 20% of the square footage unusable, and (iii) the fact that the space had not been updated in 25 years and a significant allowance for improvements would be required regardless of who leased the premises.

RELATED PARTY TRANSACTION POLICIES AND PROCEDURES
We have adopted written Related Party Transaction Policies and Procedures regarding the identification, review and approval or ratification of “interested transactions.” For purposes of Associated’s policy, an “interested transaction” is a transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including indebtedness or guarantee of indebtedness) in which Associated and any “related party” are participants involving an amount that exceeds $120,000. Certain transactions are not covered by this policy, including: transactions involving compensation for services provided to Associated as a director or executive officer, ordinary course banking transactions, and transactions where all receive proportional benefits, such as dividends. A related party is any executive officer, director, nominee for election as director or a greater-than-5% shareholder of Associated, and any “immediate family member” of such persons.

Under the policies and procedures, the Corporate Governance and Social Responsibility Committee reviews and either approves or disapproves any interested transactions. In considering interested transactions, the Corporate Governance and Social Responsibility Committee takes into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. The Related Party Transaction Policies and Procedures can be found on Associated’s website at www.associatedbank.com, “Investor Relations,” “Governance Documents.”

PROPOSAL 3:
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected, and the Board has approved, KPMG LLP to serve as Associated’s independent registered public accounting firm for the year ending December 31, 2023. KPMG LLP audited Associated’s consolidated financial statements for the year ended December 31, 2022. It is expected that a representative of KPMG LLP will be present at the Annual Meeting, will have the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.
If KPMG LLP declines to act or otherwise becomes incapable of acting, or if its appointment is otherwise discontinued, the Audit Committee will appoint another independent registered public accounting firm. If a majority of the votes cast is voted “FOR” this Proposal 3, it will pass. Unless otherwise directed, all proxies will be voted “FOR” Proposal 3. If the shareholders do not ratify the selection, the Audit Committee will take the shareholders’ vote under advisement.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The following table presents fees for professional audit services rendered by KPMG LLP for the audit of Associated’s annual financial statements for 2022 and 2021, and fees billed for other services rendered by KPMG LLP.

	2022	2021
Audit Fees(1)(4)	$2,039,500	$1,719,000
Audit-Related Fees(2)	123,000	119,500
Tax Fees(3)	167,979	86,527
All Other Fees	—	—
Total Fees	$2,330,479	$1,925,027
(1)    Audit fees include those necessary to perform the audit and quarterly reviews of Associated’s consolidated financial statements. In addition, audit fees include audit or other attest services required by statute, regulation, or contract, such as comfort letters, consents, reviews of SEC filings, and reports on internal controls and audit-related expenses.
(2)    Audit-related fees consist principally of fees for mortgage banking-related reports, SEC Custody Asset Verification, and Student Lending reports.
(3)    Tax Fees consist primarily of fees for Domestic (federal, state & local) tax consulting services including, but not limited to, R&D tax credit consulting services.
(4)    Excludes amounts to be billed for expenses at the completion of the audit based on actual amounts incurred.
The Audit Committee is responsible for reviewing and pre-approving any non-audit services to be performed by Associated’s independent registered public accounting firm. The Audit Committee has delegated its pre-approval authority to the Chairman of the Audit Committee to act between meetings of the Audit Committee. Any pre-approval given by the Chairman of the Audit Committee pursuant to this delegation is presented to the full Audit Committee at its next regularly scheduled meeting. The Audit Committee or Chairman of the Audit Committee reviews and, if appropriate, approves non-audit service engagements, taking into account the proposed scope of the non-audit services, the proposed fees for the non-audit services, whether the non-audit services are permissible under applicable law or regulation, and the likely impact of the non-audit services on the independent registered public accounting firm’s independence.
During 2022, each new engagement of Associated’s independent registered public accounting firm to perform audit and non-audit services was approved in advance by the Audit Committee or the Chairman of the Audit Committee pursuant to the foregoing procedures.
The Audit Committee of the Board of Associated considers that the provision of the services referenced above to Associated is compatible with maintaining independence by KPMG LLP.

RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board recommends that shareholders vote “FOR” the selection of KPMG LLP as Associated’s independent registered public accounting firm for the year ending December 31, 2023.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board is responsible for providing independent, objective oversight of Associated’s accounting functions and internal controls. The Audit Committee is currently composed of three directors, each of whom meets the independence requirements set forth under the Exchange Act requirements and in NYSE corporate governance rules. The Audit Committee operates under a written charter approved by the Board. The Charter can be found at Associated’s website at www.associatedbank.com, “Investor Relations,” “Governance Documents.” Associated’s Board has also determined that all of the members of the Audit Committee are “audit committee financial experts” based upon their education and work experience. Associated believes Mr. Gerken is an “audit committee financial expert” based upon his status as a Chartered Financial Analyst (CFA), and his experience as a CEO overseeing the issuance of public company (mutual fund) financial statements. Associated considers Mr. Jeffe to be an “audit committee financial expert” based on his experience as Co-Chair and Co-Founder of a private oil and gas company, his extensive investment banking experience and his service as chair of the audit committees of two private companies. Associated believes Mr. Haddad is an “audit committee financial expert” based upon his experience as Chair and CEO of a large global company.
Management is responsible for Associated’s internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Associated’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon, as well as an audit of the effectiveness of our internal control over financial reporting in accordance with the Standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”). The Audit Committee’s responsibility is to monitor and oversee these processes. In connection with these responsibilities, the Audit Committee met with management and the independent registered public accounting firm to review and discuss the December 31, 2022 consolidated financial statements. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit Committee also received written disclosures from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.
Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm, and the Audit Committee’s review of the representations of management and the independent registered public accounting firm, the Audit Committee recommended that the Board include the audited consolidated financial statements in the 2022 Form 10-K, which has been filed with the SEC.
AUDIT COMMITTEE
Robert A. Jeffe, Chairman
R. Jay Gerken
Michael J. Haddad

OTHER MATTERS THAT MAY COME BEFORE THE MEETING
As of the date of this Proxy Statement, Associated is not aware of any matters to be presented for action at the meeting other than those described in this Proxy Statement. If any matters properly come before the Annual Meeting, the proxy form sent herewith, if executed and returned, provides the designated proxies discretionary authority with respect to such matters.
SHAREHOLDER PROPOSALS
Proposals of a shareholder submitted pursuant to Rule 14a-8 of the SEC (“Rule 14a-8”) for inclusion in the proxy statement for the annual meeting of shareholders to be held April 30, 2024, must be received by Associated at its executive offices no later than November 11, 2023. This notice of the annual meeting date also serves as the notice by Associated under the advance-notice Bylaw described below. A shareholder that intends to present business other than pursuant to Rule 14a-8 at the next annual meeting, scheduled to be held on April 30, 2024, must comply with the requirements set forth in Associated’s Amended and Restated Bylaws. To bring business before an annual meeting, Associated’s Amended and Restated Bylaws require, among other things, that the shareholder submit written notice thereof to Associated’s executive offices not less than 75 days nor more than 90 days prior to April 25, 2024. Therefore, Associated must receive notice of a shareholder proposal submitted other than pursuant to Rule 14a-8 no sooner than January 26, 2024, and no later than February 10, 2024. If notice is received before January 26, 2024, or after February 10, 2024, it will be considered untimely, and Associated will not be required to present such proposal at the 2024 annual meeting of shareholders.
In addition to satisfying the foregoing requirements under our Amended and Restated Bylaws, to comply with the universal proxy rules for the 2024 annual meeting of shareholders, shareholders who intend to solicit proxies in support of director nominees other than Associated’s nominees must provide notice that complies with Rule 14a-19 under the Exchange Act by February 25, 2024.

By Order of the Board of Directors,
Randall J. Erickson
Executive Vice President,
General Counsel &
Corporate Secretary
Green Bay, Wisconsin

March 10, 2023

Associated Banc-Corp

ASSOCIATED BANC-CORP
433 MAIN STREET
GREEN BAY, WI 54301

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 24, 2023 for shares held directly and by 11:59 P.M. Eastern Time on April 23, 2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ASB2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 24, 2023 for shares held directly and by 11:59 P.M. Eastern Time on April 23, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D98107-P87859-Z84449

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

ASSOCIATED BANC-CORP

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) R. Jay Gerken
02) Judith P. Greffin
03) Michael J. Haddad
04) Andrew J. Harmening
05) Robert A. Jeffe
06) Eileen A. Kamerick
07) Gale E. Klappa
08) Cory L. Nettles
09) Karen T. van Lith
10) John (Jay) B. Williams

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: In their discretion, the proxies are authorized to consider and vote upon any other matters which may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

All votes must be received by 11:59 P.M., Eastern Time, April 24, 2023.
All votes for 401(k) participants must be received by
11:59 P.M., Eastern Time, April 23, 2023.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Summary Annual Report and Form 10-K are available at www.proxyvote.com.

D98108-P87859-Z84449

Annual Meeting of Associated Banc-Corp
to be held on Tuesday, April 25, 2023
for Holders as of March 1, 2023
This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Randall J. Erickson and Laura Skilton-Verhoff, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Associated Banc-Corp which the undersigned is entitled to vote at said meeting or any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED "FOR" THE ELECTION OF THE DIRECTORS IN ITEM 1 AND "FOR" THE PROPOSALS IN ITEMS 2 AND 3.

Continued and to be signed on reverse side